	REVOLVING CREDIT AGREEMENT


	Dated as of July 17, 1997

	among


	BOSTON TECHNOLOGY, INC., and

	ENHANCED COMMUNICATIONS CORPORATION, as Borrowers


	and


	CORESTATES BANK, N.A., as Agent

	and

	VARIOUS FINANCIAL INSTITUTIONS NOW OR HEREAFTER
	PARTIES HERETO, as Lenders

	______________________________

	$60,000,000 Revolving Credit Commitment

	________________________________

	TABLE OF CONTENTS


Section 1.      Loans                                                     1
1.1     Loans.                                                            1
1.2.    Lending Offices.                                                  1
1.3.    Termination of Commitment                                         1
1.4.    Notes                                                             2
1.5.    Several Obligations; Remedies Independent                         2
1.6.    Fees                                                              2

Section 2.      Borrowings, Conversions and Prepayments, Payments of
Principal
and Interest.                                                             2
2.1.    Borrowings                                                        2
2.2.    Prepayments and Conversions                                       3
2.3.    Mandatory Prepayment                                              3
2.4.    Repayment of Loans                                                4
2.5.    Interest.                                                         4

Section 3.      Payments; Pro Rata Treatment; Computation, Etc.           5
3.1.    Payments                                                          5
3.2.    Payments Due on Saturdays, Sundays and Holidays                   5
3.3.    Pro Rata Treatment.                                               5
3.4.    Computations                                                      5
3.5.    Minimum and Maximum Amounts; Types                                5
3.6.    Certain Notices                                                   6
3.7.    [Intentionally Omitted]                                           6
3.8.    Sharing of Payments; Waiver of Enforcement
Without Consent, Etc.                                                     7
3.9.    Withholding Tax Exemption                                         8

Section 4.      Yield Protection and Illegality.                          8
4.1.    Additional Costs                                                  8
4.2.    Limitation on Types of Loans                                      9
4.3.    Illegality.                                                       9
4.4.    Substitute Base Rate Loans.                                      10
4.5.    Compensation                                                     10
4.6.    Capital Adequacy                                                 10

Section 5.      Letters of Credit                                        12
5.1.    Letter of Credit Commitment.                                     12
5.2.    Issuance, Etc.                                                   12

Section 6.      Security                                                 16
6.1.    Grant of Security Interests                                      16

Section 7.      Conditions Precedent                                     16
7.1.    Conditions Precedent to Extensions of Credit                     16
7.2.    Conditions Precedent to Initial Extension of Credit.             16

Section 8.      Representations and Warranties                           18
8.1.    Corporate Status                                                 18
8.2.    No Violation                                                     18
8.3.    Corporate Power and Authority                                    18
8.4.    Enforceability                                                   18
8.5.    Governmental Approvals                                           19
8.6.    Financial Statements                                             19
8.7.    No Material Change                                               19
8.8.    Litigation                                                       19
8.9.    Compliance with Other Instruments; Compliance
with Law                                                                 19
8.10.   Subsidiaries                                                     20
8.11.   Investment Company Status; Limits on Ability to
Incur Indebtedness                                                       20
8.12.   Title to Property                                                20
8.13.   ERISA                                                            20
8.14.   Taxes                                                            20
8.15.   Environmental Matters                                            20
8.16.   Intellectual Property                                            21
8.17.   Solvency.                                                        21
8.18.   Disclosure Generally.                                            21

Section 9.      Affirmative Covenants                                    22
9.1.    Maintenance of Existence and Properties                          22
9.2.    Taxes and Other Liens                                            22
9.3.    Insurance                                                        22
9.4.    Financial Statements, Etc                                        22
9.5.    Notice of Default                                                24
9.6.    Environmental Matters                                            24
9.7.    ERISA Information                                                25
9.8.    Inspection                                                       25
9.9.    Use of Proceeds                                                  25
9.10.   Further Assurances                                               25
9.11.   Depository Accounts                                              26
9.12.   Subsidiaries                                                     26
9.13.   Compliance with Laws                                             26

Section 10.     Negative Covenants                                       26
10.1.   ERISA                                                            26
10.2.   Transactions with Affiliates                                     26
10.3.   Consolidation, Merger or Acquisition                             26
10.4.   Disposition of Assets; Sales-Type Leases                         27
10.5.   Indebtedness                                                     27
10.6.   Liens                                                            28
10.7.   Restricted Payments                                              28
10.8.   Investments                                                      28
10.9.   Sale and Leaseback                                               29
10.10.  Additional Stock Issuance by Subsidiaries                        30
10.11.  Quick Ratio                                                      30
10.12.  Minimum Fixed Charge Coverage Ratio.                             30
10.13.  Leverage                                                         30
10.14.  Tangible Net Worth                                               30
10.15.  Guarantees                                                       30

Section 11.     Events of Default                                        30
11.1.   Events of Default                                                30
11.2.   Remedies Upon an Event of Default                                33

Section 12.     Agent                                                    33
12.1.   Appointment and Authorization                                    33
12.2.   Duties and Obligations.                                          33
12.3.   The Agent as a Lender.                                           34
12.4.   Independent Credit Decisions.                                    34
12.5.   Indemnification.                                                 35
12.6.   Successor Agent.                                                 35
12.7.   Allocations Made By Agent.                                       35

Section 13.     Definitions                                              35
13.1.   Certain Definitions.                                             35
13.2.   Accounting Terms and Definitions.                                47
13.3.   Currency Equivalents.                                            47

Section 14.     Miscellaneous                                            48
14.1.   Amendments, Etc.                                                 48
14.2.   Notices, Etc                                                     48
14.3.   No Waiver; Remedies                                              48
14.4.   Expenses; Indemnification                                        49
14.5.   Binding Effect                                                   49
14.6.   Participation and Assignment.                                    49
14.7.   Lenders' Obligations Several; Independent Nature of
Lenders' Rights.                                                         50
14.8.   Joint and Several Obligations.                                   51
14.9.   The Company as Agent for Borrowers.                              51
14.10.  Severability                                                     51
14.11.  Judgment Currency.                                               52
14.12.  GOVERNING LAW; AGREEMENT UNDER SEAL                              52
14.13.  WAIVER OF JURY TRIAL                                             52
14.14.  VENUE, CONSENT TO SERVICE OF PROCESS.                            52
14.15.  Headings                                                         53
14.16.  Counterparts                                                     53



Exhibits
A       Form of Promissory Note
B       Notice of Borrowing
C       Compliance Certificate
D       Security Agreement
E       Administrative Questionnaire
Schedules

1       Commitments of the Lenders
2       Disclosure Schedule
3       Existing Letters of Credit

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
	REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (the "Agreement"), dated as of July 17, 1997, among BOSTON TECHNOLOGY, INC., a
Delaware corporation with its principal place of business at 100 Quannapowitt Parkway, Wakefield, Massachusetts 01880 (the "Company"), ENHANCED COMMUNICATIONS CORPORATION, a Delaware corporation with its principal place of business at 100 Quannapowitt Parkway, Wakefield, Massachusetts 01880 ("ECC", together with the
Company, each a "Borrower" and collectively the "Borrowers"), CORESTATES BANK, N.A., a national banking association, with its principal place of business at 1345 Chestnut Street, Philadelphia, Pennsylvania 19107 (together with its successors, "CoreStates"); the other financial institutions listed on Schedule 1 hereto and CORESTATES
BANK, N.A. as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent"). Certain capitalized terms used herein are defined in Section 13.

WHEREAS, the Borrowers have requested the Lenders to extend credit in the form of loans and letters of credit, and the Lenders are willing to make loans to the Borrowers and the Issuing Bank is willing to issue Letters of Credit, in each case on the terms subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.      Loans.

1.1.    Loans.

(1) Upon the terms and subject to the conditions set forth below, each of the Lenders severally agrees to make loans (each a "Loan" and, collectively, the "Loans") to the Borrowers (i) in Dollars as Base Rate Loans or Eurodollar Loans, or (ii) (subject to the following sentence) in an Alternative Currency as Multicurrency Loans, from time to time to but excluding the Maturity Date (as hereinafter defined), unless the Commitments are earlier terminated as provided herein, in an unpaid aggregate principal amount not to exceed at any time, for any Lender, its Commitment, less such Lender's Commitment Percentage of the aggregate
Letter of Credit Liabilities at such time (such Lender's "Available Commitment"). Notwithstanding the foregoing, the equivalent in Dollars of the aggregate outstanding principal amount of all Multicurrency Loans by the Lenders shall not at any time exceed the Multicurrency Sublimit. Subject to the terms and conditions of this Agreement, until the Maturity Date or the date the commitments are earlier terminated as provided herein, the Borrowers may borrow, repay and reborrow the amount of the Commitments by means of Base Rate Loans, Eurodollar Loans or
Multicurrency Loans, and may convert Loans of one Type into Loans of another Type (subject as provided herein) or continue Eurodollar Loans or Multicurrency Loans, as the case may be, for subsequent Interest Periods.

1.2.    Lending Offices.  The Loans of each Type made by each
Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.
				      -1-
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1.3.    Termination of Commitment.  Upon at least three (3)
Banking Days' prior irrevocable written or telecopy notice to the Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that
(i) each partial reduction of the Commitments shall be in an integral multiple of $3,000,000 and in a minimum amount of $3,000,000 (or its equivalent in Dollars); (ii) the Commitments shall not be reduced to an amount that is less than the sum of (x) the aggregate outstanding principal amount of all Base Rate Loans and Eurodollar Loans, plus (y) the equivalent in Dollars of the aggregate outstanding principal amount of all Multicurrency Loans, plus (z) the aggregate amount of all Letter of Credit Liabilities at such time.

1.4. Notes. The Loans made by each Lender shall be evidenced by a promissory note of the Borrowers payable to the order of such Lender in substantially the form of Exhibit A attached and otherwise appropriately completed (collectively, the "Notes"). Each Lender is hereby authorized by the Borrowers to endorse on the schedule (or a continuation thereof) attached to the Note of such Lender, to the extent applicable, the date, amount and Type of and the Interest Period (if any) for each Loan made by such Lender to the Borrowers hereunder, and the date and amount of each payment or prepayment of principal of such Loan received by such Lender, provided that any failure by such Lender to make any such endorsement shall not affect the obligations of the Borrowers under such Note or hereunder in respect of such Loan.

1.5. Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other
Lender. The amounts payable by the Borrowers at any time hereunder and under the Notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

1.6. Fees. The Borrowers shall pay to the Agent for the account of each Lender non-refundable commitment fees on the daily average unused amount of such Lender's Commitment (for which purpose such Lender's Commitment Percentage of any Letter of Credit Liabilities shall be deemed to be a use of each Lender's Commitment) for the period from the Closing Date to and including the earlier of the date the Commitments are terminated and the Maturity Date, of 1/4 of 1% per annum calculated on the basis of a year of 360 days and actual number of days elapsed. Accrued commitment fees under this Section 1.6 shall be payable on the Quarterly Dates and on the earlier of the date the Commitments are terminated and the Maturity Date. The Borrowers shall pay to the Agent on the Closing
Date and on each anniversary thereof, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable hereunder, an annual agency fee in the amount heretofore mutually agreed in writing.

Section 2. Borrowings, Conversions and Prepayments, Payments of Principal and Interest.

2.1. Borrowings. The Borrowers shall give the Agent notice of each Loan to be made hereunder as provided in Section 3.6 hereof. Not later than 10:00 A.M. Philadelphia time on the date specified for each such borrowing, each Lender shall make available the amount of the Loan to be made by it on such date to the Agent for account of the Borrowers, at a deposit account specified by the Agent, if in respect of Base Rate Loans or Eurodollar Loans in Dollars and immediately available funds, and, if in respect of Multicurrency Loans, in the requested Alternative Currency and in such funds as shall be customary in the country of issue of such Alternative Currency for the settlement of international payments in such currency. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrowers by depositing the same, in immediately available funds, in an account of the Borrowers designated by the Borrowers with the Agent or its affiliates or correspondents.
				      -2-
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
2.2.    Prepayments and Conversions.

(1)     Optional Prepayments and Conversions.

(1) The Borrowers shall have the right to prepay the Loans of any Type in whole or in part, without premium or penalty, at any time and from time to time; provided that (i) at the time of the prepayment of any Loan, the Borrowers shall pay all interest accrued on the amount prepaid; (ii) the Borrowers shall give the Lenders notice of such prepayment as provided in Section 3.6; and
(iii) if any Eurocurrency Loan is prepaid other than on the last day of an Interest Period therefor the Borrowers shall, at the time of such prepayment, pay all amounts due with respect of such prepayment under Section 4.5.

(2)     The Borrowers shall have the right to convert Base
Rate Loans into Eurodollar Loans and vice versa, at any time and from time to time; provided that (i) the Borrowers shall give the Lenders notice of such conversion as provided in Section 3.6; and
(ii) Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period thereof.

(3) In order to redenominate the currency of any Multicurrency Loans into Dollars or another Alternative Currency available hereunder, the Borrowers shall give notice of prepayment in whole of such Multicurrency Loans pursuant to Section 3.6 and of a request for a borrowing in Dollars or in another Alternative Currency available hereunder in accordance with Section 3.6, and the Lenders shall, but only on the terms and conditions set forth herein, make Loans to the Borrowers on the date of such prepayment of whole of, and in an amount in Dollars or such other Alternative Currency then equivalent to the amount of, such outstanding Multicurrency Loans.

2.3.    Mandatory Prepayments

(1) If on any date the sum of (x) the aggregate outstanding principal amount of all Base Rate Loans and Eurodollar Loans, plus (y) the equivalent in Dollars of the aggregate outstanding principal amount of all Multicurrency Loans, plus (z) the aggregate amount of all Letter of Credit Liabilities, shall exceed the aggregate Commitments then in effect, the Borrowers shall prepay Loans on the next Banking Day in an amount sufficient to eliminate such excess together with accrued interest thereon, and any amount payable in respect thereof under Section 4.5.
				      -3-
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
(2) If on any date the equivalent in Dollars of the aggregate outstanding principal amount of all Multicurrency Loans shall exceed the aggregate Multicurrency Sublimit, the Borrowers shall prepay Multicurrency Loans within two Banking Days in an amount sufficient to eliminate such excess, together with accrued interest thereon, and any amount payable in respect thereof under Section 4.5.

2.4. Repayment of Loans. The Borrowers hereby promise to pay to the Agent for the account of each Lender the entire outstanding principal amount of such Lender's Loans, and each Loan shall mature, on July 17, 1999; provided, however, that such maturity date shall be extended to July 17, 2000, if, prior to May 17, 1998 (but not before January 1, 1998) (i) the Borrowers shall, by written notice to the Agent and the Lenders, request such extension, and (ii) each of the Lenders shall have consented in writing to the request for such extension (such maturity date, as it may be extended as provided herein, the "Maturity Date").

2.5.    Interest.

(1) The Borrowers agree to pay interest on the unpaid principal amount of each Loan for each day from and including the date such Loan was made to but excluding the date the principal on such Loan is due (whether at maturity, by acceleration or otherwise), at the following rates per annum:

(1)     for Base Rate Loans, at the Base Rate;

(2) for Eurodollar Loans, at the Eurodollar Rate plus 175 basis points per annum; and

(3) for Multicurrency Loans, at the Multicurrency Rate plus 200 basis points per annum.

Notwithstanding the foregoing, the Borrowers will pay to the Lenders interest at the applicable Post-Default Rate on any principal of any Loan and on any other amount payable by the Borrowers hereunder (but, if such amount is interest, only to the extent legally enforceable), which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.

(2) Accrued interest on each Base Rate Loan shall be payable monthly in arrears on the first Banking Day of each calendar month. Accrued interest on each Eurocurrency Loan shall be payable on the last day of each Interest Period therefor; provided that if such Interest Period for such Eurocurrency Loan is six (6) months, accrued interest shall be payable on the ninetieth (90th) day and on the last day of such Interest Period. In any event, accrued interest on each Base Rate Loan, Eurodollar Loan or Multicurrency Loan shall be payable upon the payment, prepayment or conversion thereof, but only on the principal so paid or prepaid or converted; provided that when the terms of this Agreement require that interest be paid at the Post-Default Rate, such interest shall be payable from time to time on demand of the Agent. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Borrowers thereof.
				      -4-
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
Notwithstanding the foregoing provisions of this Section 2.5, if at any time the rate of interest set forth above (the "Stated Rate") exceeds the maximum non-usurious interest rate permissible for any Lender to charge commercial borrowers under applicable law (the "Maximum Rate"), the rate of interest charged on the Loans by such Lender hereunder shall be limited to the Maximum Rate.

In the event the Stated Rate that has theretofore been subject to the preceding paragraph at any time is less than the Maximum Rate in respect of the Loans hereunder by any Lender, the principal amount of the Loans by such Lender shall bear interest at the Maximum Rate until the total amount of interest paid to such Lender or accrued on the Loans by such Lender hereunder equals the amount of interest which would have been paid to such Lender or accrued on the Loans by such Lender hereunder if the Stated Rate had at all times been in effect.

In the event that upon payment in full of all amounts payable hereunder, the total amount of interest paid to any Lender under the terms of this Agreement is less than the total amount of interest which would have been paid to such Lender or accrued on such Lender's Loans if the Stated Rate had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay to such Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on the Loans if the Maximum Rate had at all times been in effect or (ii) the amount of interest which would have accrued on the Loans if the Stated Rate had at all times been in effect and (b) the amount of interest actually paid to such Lender or accrued on the Loans under this Agreement.

In the event any Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans in respect of which such interest was paid or to other amounts (other than interest) payable hereunder, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers.

Section 3.      Payments; Pro Rata Treatment; Computation, Etc.

3.1. Payments. All payments made by the Borrowers (i) under this Agreement or the Notes on account of principal of or interest on any Multicurrency Loans shall be made in the Alternative Currency in which such Loans are then denominated, to the Agent at the office designated by the Agent located in the country of issue of such Alternative Currency, not later than 12:00 noon (local time) on the date when due in such funds as shall be customary in such country for the settlement of international payments in such Alternative Currency, and (ii) under this Agreement on account of any other amounts payable hereunder, shall be made in Dollars, not later than 12:00 noon (Philadelphia Time) on the date when due in immediately available funds at the principal office of the Agent in Philadelphia, Pennsylvania. All payments shall be made without setoff, counterclaim, withholding or reduction of any kind whatsoever

3.2.    Payments Due on Saturdays, Sundays and Holidays.
Whenever any payment to be made hereunder or under the Notes shall be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in computing any interest or fees due.
				      -5-
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
3.3. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1 hereof shall be made from the Lenders, each payment of commitment fees under Section 1.6 hereof shall be made for the account of the Lenders, and each termination or reduction of the Commitments under Section 1.3 hereof shall be applied to the Commitments of the Lenders, pro rata according to the Lenders' respective percentages of the Commitments, (b) each payment by the Borrowers of principal or interest on Loans of a particular Type (other than payments in respect of Loans of individual Lenders provided for by Section 4.1 hereof) shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Lenders and (c) each conversion of Loans of a particular Type (other than conversions of Loans of individual Lenders pursuant to Section 4.4 hereof) shall be made pro rata among the Lenders in accordance with the respective principal amounts of such Loans held by the Lenders.

3.4. Computations. Interest on the Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.5.    Minimum and Maximum Amounts; Types.

(1) Each borrowing, conversion and prepayment of principal of Loans shall be in an aggregate principal amount equal to (i) for Base Rate Loans, $1,000,000 or a larger multiple of $100,000, (ii) for Eurodollar Loans, $2,000,000 or a larger multiple of $100,000, and (iii) for Multicurrency Loans, the Dollar equivalent of the applicable Alternative Currency equal to $2,000,000 or a larger multiple of $1,000,000, calculated on the date of such borrowing, conversion or prepayment.

(2)     In no event may the Borrowers have more than (i) six
(6) Tranches of Base Rate Loans, Eurodollar Loans and Multicurrency Loans outstanding at any one time or (ii) four (4) Tranches of Multicurrency Loans outstanding at any one time.

3.6. Certain Notices. Notices to the Agent of termination or reduction of the Commitments, borrowings of Loans, conversions of Base
Rate Loans into Eurodollar Loans and vice versa, and prepayments of Loans and of the duration of Interest Periods, shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 A.M. (Philadelphia time) on the number of Banking Days prior to the date of the termination, borrowing, conversion and/or prepayment specified below:

				      -6-
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
Action

Minimum Notice

Termination or reduction of
Commitment

3 Banking Days

Borrowings or prepayments of Base
Rate Loans

1 Banking Day


Borrowings or prepayments of
Eurocurrency Loans, conversions of
Eurodollar Loans into Base Rate
Loans, conversions of Base Rate
Loans into Eurodollar Loans, or
duration of Interest Periods for
Eurocurrency Loans

3 Banking Days

Each notice of borrowing, conversion or prepayment shall specify, the amount, the Type of the Loan to be borrowed, converted or prepaid, the date of borrowing, conversion or prepayment (which shall be a Banking
Day) and, in the case of Eurodollar Loans or Multicurrency Loans, the duration of the Interest Period therefor (subject to the definition of Interest Period). Each such notice of duration of an Interest Period shall specify the Eurodollar Loans or the Multicurrency Loans to which such Interest Period is to relate. In the event that the Borrowers fail to select the duration of any Interest Period for Eurodollar Loans within the time period and otherwise as provided in this Section 3.6, such Eurodollar Loan will be automatically converted into a Base Rate Loans on the last day of the then current Interest Period for such Eurodollar Loans or (if outstanding as Base Rate Loans) will remain as, or (if not then outstanding) will be made as Base Rate
Loans. In the event that the Borrowers fail to select the duration of any Interest Period for Multicurrency Loans within the time period and otherwise as provided in this Section 3.6, a one-month Interest Period shall automatically be deemed to have been selected for such Multicurrency
Loans.

3.7.    [Intentionally Omitted]

3.8.    Sharing of Payments; Waiver of Enforcement Without
Consent, Etc.

(1) The Borrowers agree that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of any of the Borrowers at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans or Reimbursement Obligations to the Borrowers hereunder, or any other obligation of the Borrowers hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrowers), in which case it shall promptly notify the Borrowers and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof. The Borrowers agree, to the fullest extent they may effectively do so under applicable law, that any Person purchasing a participation in the Loans made, or other obligations held, by another Person, whether or not acquired pursuant to the foregoing arrangements, may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other obligations in the amount of such participation.
				      -7-
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
(2) If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, or on any other obligation then due to such Lender hereunder, through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise, it shall promptly notify the Agent and purchase from the other Lenders participations in the Loans made, or other obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans or other obligations then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored (including the payment of interest to the extent that the Lender obligated to return such funds is obligated to return interest).

(3) Nothing contained herein shall require any Lender to exercise any right of set-off, banker's lien, counterclaim or similar right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.

(4) This Section 3.8 is for the benefit of the Lenders only and does not constitute a waiver of any rights against the Borrowers or any of its Subsidiaries or against any property held as security for any obligations hereunder or under any other Loan Document.

3.9. Withholding Tax Exemption. At least five Banking Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrowers and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United
States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrowers and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

Section 4.      Yield Protection and Illegality.

4.1.    Additional Costs.

(1) The Borrowers shall pay to each Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate it for any costs incurred by such Lender which such Lender determines are attributable to its making or maintaining of any Eurocurrency Loans hereunder or its obligation to make any of such Eurocurrency Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any Eurocurrency Loan or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

(1) changes the basis of taxation of any amounts payable to such Lender under this Agreement or the Note held by such Lender in respect of any Eurocurrency Loan; or

(2) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any Eurocurrency Loan or any deposits referred to in the definition of "Eurodollar Rate" or "Multicurrency Rate" below); or

(3) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities).

Each Lender will notify the Borrowers and the Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 4.1 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.
Such Lender will furnish the Borrowers and the Agent with a statement, in reasonable detail, setting forth the basis and amount of each request by such Lender for compensation under this Section 4.1.

(2) Without limiting the effect of the foregoing provisions of this Section 4.1 in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Eurocurrency Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Borrowers, the obligation of such Lender to make Eurocurrency Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect.

(3) Determinations and allocations by any Lender for purposes of this Section 4.1 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Eurocurrency Loans or of making or maintaining Eurocurrency Loans or on amounts receivable by it in respect of Eurocurrency Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis, and provided further that in administering this Section each Lender shall not single out the Borrowers for different treatment but shall deal with them on the same basis as the Lender deals with its other customers generally.

4.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, with respect to any Eurocurrency Loans, any Lender determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of "Eurodollar Rate" or "Multicurrency Rate" in Section 13 below upon the basis of which the rates of interest for any Eurocurrency Loan are to be determined do not accurately reflect the cost to such Lender of making or maintaining such Eurocurrency Loans for the Interest Period therefor (including the cost of obtaining any relevant Alternative Currency), then such Lender shall promptly notify the Borrowers, and so long as such condition remains in effect, such Lender shall be under no obligation to make Eurocurrency
Loans or to convert Base Rate Loans into Eurodollar Loans and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurocurrency Loans, either prepay such Eurocurrency
Loans or convert such Eurocurrency Loans (if Eurodollar Loans) into Base
Rate Loans in accordance with Section 2.2.

4.3. Illegality. Notwithstanding any other provision of this Agreement to the contrary, in the event that it becomes unlawful for any Lender to (a) honor its obligation to make Eurocurrency Loans hereunder, or (b) maintain Eurocurrency Loans (identifying the illegality in question in reasonable detail) hereunder, then such Lender shall promptly notify the Borrowers and the other Lenders thereof and such Lender's obligation to make Eurocurrency Loans hereunder shall be suspended until such time as such Lender may again make and maintain Eurocurrency Loans.

4.4. Substitute Base Rate Loans. If the obligation of any Lender to make Eurocurrency Loans shall be suspended pursuant to Section 4.1,
4.2 or 4.3 hereof, all Loans which would otherwise be made by such Lender as Eurocurrency Loans shall be made instead as Base Rate Loans (and, if an event referred to in Section 4.1(b) or 4.3 has occurred and such Lender so requests, by notice to the Borrowers, (i) each Eurodollar Loan of such Lender then outstanding shall be automatically converted into a Base Rate Loan and (ii) the Multicurrency Loan of such Lender then outstanding shall be prepaid on the date specified by such Lender in such notice) and, to the extent that Eurocurrency Loans are so made as (or converted into) Base
Rate Loans, all payments of principal which would otherwise be applied to such Eurocurrency Loans shall be applied instead to such Base Rate Loans.

4.5. Compensation. If any payment, prepayment or conversion of a Eurocurrency Loan of any Lender occurs on a date other than the last day of an Interest Period for such Loan, the Borrowers shall pay to such Lender, upon its request, as compensation for any loss, cost or expense incurred by such Lender as the result of such payment, prepayment or conversion, an amount (if a positive number) equal to:

A  x  (B-C) x    D
			---
			360
where:

"A" equals the principal amount of the Eurocurrency Loan (or the Dollar equivalent thereof, if payable in an Alternative Currency) so paid, prepaid or converted (the "Affected Eurocurrency Loan");

"B" equals the Eurodollar Rate or the Multicurrency Rate
(expressed as a decimal) applicable to the Affected Eurocurrency Loan;

"C" equals the applicable Eurodollar Rate or the Multicurrency Rate (expressed as a decimal) in effect on or about the date of such payment, prepayment or conversion, for deposits in an amount equal approximately to the principal amount of the Affected Eurocurrency Loan with an Interest Period (the "Remaining Interest Period") beginning on the date of such payment, prepayment or conversion to but excluding the last day of the existing Interest Period; and

"D" equals the number of days in the Remaining Interest Period;

and any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Lender) suffered by such Lender in liquidating deposits prior to maturity in amounts which correspond to the principal amount of the Affected Eurocurrency Loan; provided that such Lender shall have delivered to the Borrowers a certificate, in reasonable detail, as to the amount of such loss and expense along with the basis for calculation thereof.

4.6. Capital Adequacy. If any Lender shall determine that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the foregoing or in the enforcement, interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or compliance by such Lender or any Person controlling such Lender (a "Parent") with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental
Authority, has or would have the effect of reducing the rate of return on capital of such Lender or its Parent as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such applicability, adoption, change or compliance (taking into consideration the policies of such Lender (or its Parent) with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within ten (10)
Banking Days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction in the rate of return, together with interest on each such amount from the thirtieth day after such demand until payment in full thereof (as well after as before judgment) at the Post-Default Rate. A statement of such Lender, in reasonable detail, claiming compensation under this Section 4.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error; provided that the determination thereof is made on a reasonable basis and provided further that the Borrowers shall not be obligated to compensate any Lender for any such reduction occurring more than 90 days prior to the time the Lender first notifies the Borrowers of such adoption, implementation, charge or compliance, and provided further that in administering this Section. In determining such amount, such Lender shall use reasonable averaging and attribution methods.

4.7. Taxes. All payments hereunder and under the Notes shall be made without set-off or counterclaim and free and clear of any deductions, including deductions for Taxes, unless the Borrowers are required by law to make such deductions. If (i) any Lender shall be subject to any Tax with respect to any payment of principal, interest or other amount hereunder or under any other Loan Documents or its obligations hereunder or (ii) the Borrowers shall be required to withhold or deduct any Tax on any such payment, within 15 days after the receipt by the Borrowers of a certificate from such Lender setting forth why it is claiming compensation under this
Section 4.7 and computations (in reasonable detail) of the amount thereof, the Borrowers shall pay to the Agent for such Lender's account such additional amount as is necessary to enable such Lender to receive the amount of Tax so imposed on the Lender's obligations hereunder or the full amount of all payments which it would have received hereunder or under any other Loan Documents in the absence of such Tax, as the case may be, together with interest at the Post-Default Rate on such amount from the 15th day after receipt of such certificate until payment in full thereof. Whenever Taxes must be withheld by the Borrowers with respect to any payments hereunder or under any other Loan Documents, the Borrowers shall promptly furnish to the Agent for the account of the applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such Taxes so withheld.
If the Borrowers fail to pay any such Taxes when due or fail to remit to the Agent for the account of the applicable Lender the required receipts evidencing payment of any such Taxes so withheld or deducted, the Borrowers shall indemnify the affected Lender for any incremental Taxes and interest or penalties that may become payable by such Lender as a result of any such failure. The determination by such Lender of the amount of such Tax and the basis therefor shall, in the absence of manifest error, be conclusive.

Section 5.      Letters of Credit.

5.1. Letter of Credit Commitment. Subject to the terms and conditions of this Agreement, the Commitments may be utilized, upon the request of the Borrowers, in addition to the Loans provided for by Section
1.1 hereof, by the issuance by the Issuing Bank of standby letters of credit (each a "Letter of Credit", and collectively with the Existing Letters of Credit, "Letters of Credit") for account of the Borrowers, provided that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate outstanding principal amount of the Base Rate Loans and the Eurodollar Loans and the equivalent in Dollars of the aggregate outstanding principal amount of the Multicurrency Loans, exceed the aggregate amount of the Commitments as in effect from time to time,
(ii) the aggregate outstanding amount of all Letter of Credit Liabilities (including the equivalent in Dollars of Letter of Credit Liabilities for letters of credit denominated in Alternative Currency) exceed $15,000,000 and
(iii) the expiration date of any Letter of Credit extend beyond the earlier of the Maturity Date and the date twelve months following the issuance of such Letter of Credit (provided that any Letter of Credit with a twelve-month tenor may provide for the renewal thereof for additional twelve-month periods, which periods shall in any event not extend beyond the Maturity Date). On the Closing Date, all Existing Letters of Credit shall automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued and outstanding hereunder.

5.2. Issuance, Etc. The following additional provisions shall apply to Letters of Credit:

(1)     The Borrowers shall give the Agent at least three (3)
Banking Days' irrevocable prior notice (effective upon receipt) specifying the Banking Day (which shall be no later than 30 days preceding the Maturity Date) on which each Letter of Credit is to be issued and the account party or parties therefor and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby. Upon receipt of any such notice, the Agent shall advise the Issuing Bank of the contents thereof.

(2) On each day during the period commencing with the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Lender (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Bank's liability under such Letter of Credit in an amount equal to such Lender's Commitment Percentage of such liability, and each Lender (other than the Issuing Bank) thereby shall automatically absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Commitment Percentage of the Issuing Bank's liability under such Letter of Credit.

(3) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrowers (through the Agent) of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Borrowers hereby unconditionally agree to pay and reimburse the Agent for account of the Issuing Bank for the amount of each demand for payment under such Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.

(4) Forthwith upon its receipt of a notice referred to in paragraph (c) of this Section 5.2, the Borrowers shall advise the Agent whether or not the Borrowers intend to borrow hereunder to finance their obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if they do, submit a notice of such borrowing as provided in Section 3.6 hereof.

(5) Each Lender (other than the Issuing Bank) shall pay to the Agent for account of the Issuing Bank at an account in Philadelphia, Pennsylvania specified by the Agent in Dollars and in immediately available funds the amount of such Lender's Commitment Percentage of any payment under a Letter of Credit upon notice by the Issuing Bank (through the Agent) to such Lender requesting such payment and specifying such amount. Each such Lender's obligation to make such payment to the Agent for account of the Issuing Bank under this paragraph (e), and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Lender to make its payment under this paragraph (e), the financial condition of the Borrowers (or any other account party), any failure to satisfy any condition precedent to any Loan, the existence of any Default or the termination of the Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender shall default in its obligation to make any such payment to the Agent for account of the Issuing Bank, for so long as such default shall continue the Agent may at the request of the Issuing Bank withhold from any payments received by the Agent under this Agreement or any Note for account of such Lender the amount so in default and, to the extent so withheld, pay the same to the Issuing Bank in satisfaction of such defaulted obligation.

(6) Upon the making of each payment by a Lender to the Issuing Bank pursuant to paragraph (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Agent, the Issuing Bank or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrowers hereunder and under the Letter of Credit Documents relating to such Letter of Credit and
(ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable by the Borrowers hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuing Bank pursuant to paragraph (g) of this
Section 5.2). Upon receipt by the Issuing Bank from or for account of the Borrowers of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security) the Issuing Bank shall promptly pay to the Agent for account of each Lender entitled thereto such Lender's Commitment Percentage of such payment, each such payment by the Issuing Bank to be made in the same money and funds in which received by the Issuing Bank. In the event any payment received by the Issuing Bank and so paid to the Lenders hereunder is rescinded or must otherwise be returned by the Issuing Bank, each Lender shall, upon the request of the Issuing Bank (through the Agent), repay to the Issuing Bank (through the Agent) the amount of such payment paid to such Lender, with interest at the rate specified in paragraph (j) of this Section 5.2.

(7) The Borrowers shall pay the Issuing Bank, for the account of each of the Lenders based upon their respective Commitment Percentages, a fee with respect to each Letter of Credit issued in the amount of 1.625% per annum of the face amount of such Letter of Credit. Such fee shall be payable upon the issuance of such requested Letter of Credit and shall be non-refundable.

(8)     In addition, the Borrowers shall pay the Issuing
Bank, solely for its account, a fronting fee with respect to each Letter of Credit issued in the amount of 1/8th of 1% per annum of the face amount of such Letter of Credit. Such fee shall be payable upon the issuance of such
requested Letter of Credit and shall be non-refundable.   The Borrower shall
also pay all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions relating thereto.

(9) Promptly following the end of each calendar month, the Issuing Bank shall deliver (through the Agent) to each Lender and the Borrowers a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such month. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(10) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 7.1 hereof, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) the Borrowers shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type, provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement or any Security Instrument, the provisions of this Agreement and the Security Instruments shall control.

(11) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (e) or (f) of this Section
5.2 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate, provided that if such Lender shall fail to make such payment to the Issuing Bank within three Banking Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Post-Default Rate. In no event shall the Borrowers be required to pay any amount under this paragraph (k) of this Section 5.2.

(12)    The issuance by the Issuing Bank of any
modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions as are applicable under this Section 5.2 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (ii) each Lender shall have consented thereto.

(13) The Borrowers hereby indemnify and hold harmless each Lender (including the Issuing Bank) and the Agent from and against any and all claims and damages, losses, liabilities, costs or expenses that such Lender or the Agent may incur (or that may be claimed against such Lender or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or refusal to pay by the Issuing Bank under any Letter of Credit; provided that the Borrowers shall not be required to indemnify any Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) in the case of the Issuing Bank, such Lender's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in Section 5.1 or in this Section 5.2 is intended to limit the other obligations of the Borrowers, any Lender or the Agent under this Agreement.

(14)    Additional Costs in Respect of Letters of Credit.
Without limiting the obligations of the Borrowers under Section 4.6 hereof (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to any Lender or Lenders of issuing (or purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of such Lender's or Lenders' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender or Lenders (through the Agent), the Borrowers shall pay immediately to the Agent for account of such Lender or Lenders, from time to time as specified by such Lender or Lenders (through the Agent), such additional amounts as shall be sufficient to compensate such Lender or Lenders (through the Agent) for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Lender or Lenders, submitted by such Lender or Lenders to the Borrowers, shall be conclusive in the absence of manifest error as to the amount thereof.

Section 6.      Security

6.1. Grant of Security Interests. Payment and performance of all of the Borrowers' present or future obligations to the Agent and the Lenders and the Issuing Bank under this Agreement, the Notes and the other Loan Documents shall be secured by a first priority security interest in, and a lien on, all right, title and interest of each Borrower in and to all accounts receivable and inventory of such Borrower pursuant to the terms of and as more particularly described in that certain Security Agreement dated as of the date hereof (the "Security Agreement").

Section 7.      Conditions Precedent.

7.1.    Conditions Precedent to Extensions of Credit.

The obligation of each Lender to make an Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent:

(1) No Default or Event of Default. On the date of the making of such Extension of Credit, no Default or Event of Default shall have occurred and be continuing; and

(2) Correctness of Representations. On the date of the making of such Extension of Credit, all representations and warranties made by each Borrower in Section 8 below or otherwise in writing in connection herewith shall be true and correct with the same effect as though such representations and warranties had been made on and as of such date, except that representations and warranties expressly limited to a certain date shall be true and correct as of that date.

(3) Compliance with Covenants. Each Person that is a party thereto other than the Lenders and the Agent shall be in compliance with all covenants, agreements and conditions in each Loan Document.

(4) Notice of Borrowing. The Borrowers shall have delivered and the Agent shall have received a duly completed Notice of Borrowing.

(5) No Material Adverse Effect. No development or event shall have occurred which, in the reasonable opinion of the Agent or the Required Lenders, may have a Material Adverse Effect.

Each request for an Extension of Credit hereunder shall constitute a representation and warranty by each Borrower to the Lenders that all of the conditions specified in this Section 7.1 have been complied with as of the time of such Extension of Credit.

7.2. Conditions Precedent to Initial Extension of Credit. The obligation of the Lenders to make the initial Extension of Credit is subject to the fulfillment of the following conditions precedent to the satisfaction of the Lenders:

(1) Section 7.1 Conditions Precedent. The conditions set forth in Section 7.1 shall have been complied with on the date of the initial Extension of Credit, and the Agent on behalf of the Lenders shall have received a certificate of the chief financial officer of each Borrower to such effect.

(2)     Corporate Action.  The Agent on behalf of the
Lenders shall have received certified copies of the corporate charter and by-laws of each Borrower and all corporate action taken by each Borrower authorizing the execution, delivery and performance of this Agreement (including, without limitation, a certificate of such Borrower setting forth the resolutions of its Board of Directors authorizing the transactions contemplated hereby), together with Certificate of Good Standing from any jurisdiction where the nature of its business or the ownership of its properties requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

(3) Incumbency. Each Borrower shall have delivered to the Agent on behalf of the Lenders a certificate signed by the secretary or assistant secretary of such Borrower in respect of the name and specimen signature of each of the officers (i) who is authorized to sign on its behalf this Agreement and other Loan Documents and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement. The Agent and each Lender may conclusively rely on such certificates until it receives a further certificate of the secretary or assistant secretary of such Borrower amending or replacing the prior certificate.

(4) Notes. The Agent on behalf of the Lenders shall have received Notes for each Lender, duly completed and executed, in conformity with Section 1.4.

(5) Opinion of Counsel to the Borrower. The Agent on behalf of the Lenders shall have received an opinion, satisfactory in form and substance to the Lenders, of Hale and Dorr LLP, legal counsel to the Borrowers, addressed to the Lenders, covering such matters related to the Loan Documents and the Borrowers as the Lenders may reasonably request.

(6) Counterparts. The Agent shall have received duly executed counterparts of this Agreement, the Security Agreement and other Loan Documents, each executed by the parties thereto.

(7) Payment of Fees and Expenses. The Borrowers shall have paid to the Agent all fees and expenses then due and payable under the Loan Documents.

(8) No Change. No development or event, including any litigation which is pending or threatened against any Borrower, shall have occurred since the Financial Statements Date which, in the opinion of the Lenders, may have a Material Adverse Effect.

(9) Receipt of Financial Projections. The Lenders shall have received from the Borrowers annual financial projections for the two years following the date of this Agreement which shall be, in form and in substance, satisfactory to the Lenders.

(10) Diligence Review. The Lenders shall have completed and in their sole discretion be satisfied with the results of their review of the financial condition and business of each of the Borrowers.

(11) Existing Credit Agreement. The Credit Agreement, dated as of January 31, 1996, among Silicon Valley Bank, CoreStates and the Company shall have been terminated and all Indebtedness of the Company thereunder shall have been repaid in full.

(12) Other. The Agent shall have received such other documents in connection herewith as the Agent or any Lender through the Agent shall have reasonably requested.

Section 8.      Representations and Warranties.

In order to induce the Lenders to enter into this Agreement and to make the contemplated Extensions of Credit, each Borrower represents and warrants as follows (except to the extent qualified by supplemental disclosure set forth on Schedule 2 hereto) and the following representations and warranties as so qualified shall survive the execution and delivery of this Agreement and the payment of the Loans:

8.1.    Corporate Status.  Each Borrower and each of its
Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority necessary to own its assets and carry on its business. Each Borrower and each of its Subsidiaries possesses all permits, licenses and franchises necessary to the conduct of its business as presently conducted or as presently proposed to be conducted, except where failure to possess the same would not have a Material Adverse Effect, and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the failure to do so would have a Material Adverse Effect.

8.2. No Violation. Neither the execution, delivery or performance of this Agreement or any other Loan Document, nor consummation of the contemplated transactions will contravene any law, statute, rule or regulation to which any Borrower or any of its Subsidiaries is subject or any judgment, decree, franchise, order or permit applicable to any Borrower or any of its Subsidiaries, or will conflict or be inconsistent with or will result in any breach of, or constitute a default under, or result in or require the creation or imposition of any Lien (other than the lien created by the Security Instruments) upon any of the property or assets of any Borrower or any of its Subsidiaries pursuant to, any Contractual Obligation of any Borrower or any of its Subsidiaries, or violate any provision of the corporate charter or by-laws of any Borrower or any of its Subsidiaries.

8.3. Corporate Power and Authority. The execution, delivery and performance of this Agreement and the other Loan Documents are within the corporate powers of each Borrower and have been duly authorized by all necessary corporate action.

8.4.    Enforceability.  This Agreement and each other Loan
Document constitutes a valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms, except as be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity, whether applied in a court of equity or at law.

8.5. Governmental Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or any other Loan Document by any Borrower, or the taking of any action contemplated hereby or thereby, except for the filing of financing statements or related documents in the appropriate UCC filing offices listed on the Perfection Certificates (as defined in the Security Agreement).

8.6.    Financial Statements.

(1) The audited consolidated financial statements of the Borrowers as of and for the fiscal year ending January 31, 1997, consisting of a balance sheet, a statement of operations, a statement of shareholders' equity, a statement of cash flows and accompanying footnotes, and the interim consolidated financial statements of the Borrowers as of the fiscal quarter ending April 30, 1997 furnished to the Lenders in connection herewith, present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Borrowers and their Subsidiaries as of the dates and for the periods referred to.

(2) Neither the Borrowers nor any of their Subsidiaries has any material liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments or any Guarantee, which are not disclosed by or included in the above-referenced financial statements or the accompanying notes and there are no unrealized or anticipated losses from any unfavorable commitments of any Borrower or any of its Subsidiaries which may have a Material Adverse Effect.

(3)     All the above-referenced financial statements
(including the related schedules and notes) have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the Accountants and disclosed therein and, in the case of interim financial statements, subject to normal year-end adjustments and the absence of footnotes and schedules).

8.7. No Material Change. Since the Financial Statements Date there has been no development or event, nor to the best knowledge of any Borrower, any prospective development or event, which has had or could have a Material Adverse Effect.

8.8. Litigation. There are no actions, suits or proceedings pending or threatened against or affecting any Borrower or any of its Subsidiaries before any Governmental Authority, which in any one case or in the aggregate, if determined adversely to the interests of such Borrower or any Subsidiary thereof, would have a Material Adverse Effect.

8.9.    Compliance with Other Instruments; Compliance with Law.
 No Borrower nor any Subsidiary thereof is in default under any Contractual Obligation, where such default could have a Material Adverse Effect, or the terms of any Contractual Obligation relating to any Indebtedness of such Borrower or such Subsidiary. No Borrower nor any Subsidiary thereof is in default and or in violation of any applicable statute, rule, writ, injunction, decree, order or regulation of any Governmental Authority having jurisdiction over such Borrower or any Subsidiary thereof which default or violation could have a Material Adverse Effect. No Borrower nor any Subsidiary is a party to or bound by any agreement or instrument or subject to any corporate or other restriction, the performance or observance of which now has or, as far as the Borrower or any Subsidiary can reasonably foresee, may have a Materially Adverse Effect.

8.10. Subsidiaries. All of the Borrowers' Subsidiaries (including Significant Subsidiaries which are so identified) are set forth on the attached Schedule 2.

8.11.   Investment Company Status; Limits on Ability to Incur
Indebtedness. No Borrower or any of its Subsidiaries is an "investment company" or a company "controlled by" an investment company within the meaning of the Investment Company Act of 1940, as amended. No
Borrower is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

8.12. Title to Property. Each Borrower and each of its Subsidiaries has good and marketable title to all of its properties and assets, including its properties and assets reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries as of the Financial Statements Date, except such as have been disposed of since that date in the ordinary course of business, and none of such properties or assets is subject to (a) any Lien except for Liens permitted hereunder and under the other Loan Documents, or (b) any defect in title or other claim other than defects and claims that, in the aggregate, would have no Material Adverse Effect. Each Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair such properties or assets. All such leases are valid and subsisting and are in full force and effect.

8.13.   ERISA.  Each Borrower and each member of the Controlled
Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than to make contributions or premium payments in the ordinary course).

8.14. Taxes. All tax returns of each Borrower and its Subsidiaries required to be filed have been timely filed, all taxes, fees and other governmental charges (other than those being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and, in the case of ad valorem taxes or betterment assessments, no proceedings to foreclose any lien with respect thereto have been commenced and, in all other cases, no notice of lien has been filed or other action taken to perfect or enforce such lien) shown thereon which are payable have been paid. The charges and reserves on the books of each Borrower and its Subsidiaries for all income and other taxes are adequate, and no Borrower knows of any additional assessment or any basis therefor. No Federal income tax return of any Borrower or its Subsidiaries has been audited within the last three years; all prior audits have been closed, and there are no unpaid assessments, penalties or other charges arising from such prior audits.

8.15.   Environmental Matters.

(1) Each Borrower and each of its Subsidiaries has obtained all Governmental Approvals that are required for the operation of its business under any Environmental Law, except where the failure to so obtain a Governmental Approval would not have a Material Adverse Effect.

(2) Each Borrower and each of its Subsidiaries is in compliance with all terms and conditions of all required Governmental Approvals and is also in compliance with all terms and conditions of all applicable Environmental Laws, noncompliance with which would have a Material Adverse Effect.

(3) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the best knowledge of each Borrower threatened against any Borrower or any Subsidiary thereof relating in any way to the Environmental Laws, and there is no Lien of any private entity or Governmental Authority against any property of any Borrower or any Subsidiary thereof relating in any way to the Environmental Laws.

(4) There has been no claim, complaint, notice, or request for information received by any Borrower with respect to any site listed on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Sec 9601 et seq., or any state list of sites requiring investigation or cleanup with respect to contamination by Hazardous Substances.

(5) To the best of each Borrower's knowledge, there has been no release or threat of release of any Hazardous Substance at any Borrower Property which would likely result in liability being imposed upon any Borrower or any Subsidiary thereof, which liability would have a Material Adverse Effect.

8.16. Intellectual Property. Each Borrower and each of its Subsidiaries owns, possesses or licenses such copyrights, patents, trademarks and similar rights (collectively, "Intellectual Property") necessary for the conduct of its business as now conducted, without any known conflict with the rights of others which would have a Material Adverse Effect.

8.17. Solvency. The Borrowers, on a consolidated basis, are, and after giving effect to the transactions contemplated hereby, will be, Solvent.

8.18. Disclosure Generally. The representations and statements made by or on behalf of the Borrowers in connection with this Credit
Agreement and each Extension of Credit hereunder, including representations and statements in each of the Loan Documents, do not contain any untrue statement of a material fact or omit to state a material fact or any fact necessary to make the representations made not materially misleading. No written information, exhibit, report or financial statement furnished by any Borrower to the Lenders in connection with this Agreement, any Extension of Credit, or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

Section 9.      Affirmative Covenants.

Each Borrower covenants and agrees that for so long as this Agreement is in effect and until the Notes, together with all interest thereon and all other Obligations of the Borrowers to the Lenders are paid or satisfied in full:

9.1. Maintenance of Existence and Properties. Each Borrower will, and will cause each of its Subsidiaries to, maintain its existence and comply with all applicable statutes, rules and regulations and to remain duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where such qualification or licensing is required by the nature of its business, the character and location of its property, business, or the ownership or leasing of its property, except where such noncompliance or failure to so qualify would not have a Material Adverse Effect, and each Borrower will, and will cause each of its Subsidiaries to, maintain its properties necessary or useful in the conduct of its business in good operating condition, ordinary wear and tear excepted, and continue to conduct its business in the ordinary course of its business. In addition, each Borrower will and will cause each of its Subsidiaries to, preserve and maintain its Intellectual Property and licenses thereof consistent with good business practice.

9.2. Taxes and Other Liens. Each Borrower will, and will cause each of its Subsidiaries to, pay when due all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it which, if unpaid, might become a Lien against such Borrower or such Subsidiary or on its property, except liabilities being contested in good faith and by proper proceedings, as to which adequate reserves are maintained on the books of such Borrower or its Subsidiaries, in accordance with GAAP.

9.3. Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which such Borrower and its Subsidiaries operate, provided that in any event the Borrower shall maintain or cause to be maintained (a) insurance against casualty, loss or damage covering all property and improvements of such Borrower and its Subsidiaries in amounts and in respect of perils usually carried by owners of similar businesses and properties in the same general areas in which such Borrower and its Subsidiaries operate; (b) comprehensive general liability insurance against claims for bodily injury, death or property damage in amounts and in respect of perils usually carried by owners of similar businesses and properties in the same general areas in which such Borrower and its Subsidiaries operate; and (c) workers' compensation insurance to the extent required by applicable law. In the case of policies referenced in clauses (a) and (b) above, all such insurance shall (i) name such Borrower and the Lenders as loss payees and additional insureds as their interests may appear;
(ii) provide that no termination, cancellation or material reduction in the amount or material modification to the extent of coverage shall be effective until at least 15 days after receipt by the Agent of notice thereof; and (iii) be reasonably satisfactory in all other respects to the Agent and each of the Lenders.

9.4. Financial Statements, Etc. The Borrowers will furnish to the Agent and each of the Lenders:

(1) within forty-five (45) days after the end of each fiscal quarter (including the last quarter of the fiscal year), the unaudited consolidated balance sheet and income statement of the Borrowers and their Subsidiaries as at the end of, and for, such quarter, accompanied by a certificate of the chief financial officer of the Company to the effect that such financial statements fairly present the consolidated financial condition of the Borrowers and their Subsidiaries as of the end of such quarter, and the consolidated results of their operations for such quarter, in each case in accordance with GAAP (except for the absence of footnotes) consistently applied (subject to normal year-end audit adjustments);

(2) within ninety (90) days after the last day of each fiscal year of the Borrowers, the audited consolidated balance sheet and income statement and statement of cash flows of the Borrowers and their Subsidiaries as at and for the fiscal year then ended, certified by the Accountants (the substance of such report to be satisfactory to the Lenders), together with a certificate of the chief financial officer of the Company to the effect that such financial statements fairly present the consolidated financial condition of the Borrowers and their Subsidiaries as of the end of such fiscal year, and the consolidated results of their operations for such fiscal year, in each case in accordance with GAAP. The Borrowers shall indicate on said financial statements all guarantees or unusual forward or long-term commitments made by any Borrower or any Subsidiary thereof.
In addition to the annual financial statements, the Borrowers shall, promptly upon receipt thereof, furnish to the Lenders a copy each other report submitted to the Board of Directors of any Borrower by the Accountants in connection with any annual, interim or special audit made by them of the financial records of any Borrower.

(3) at the time of the delivery of the financial statements for each fiscal quarter end and yearly financial statements required by Sections 9.4(a) and 9.4(b), a Compliance Certificate signed by the Chief Financial Officer of the Company in the form attached to this Agreement as Exhibit C, appropriately completed;

(4) within thirty (30) days after the last day of each Borrower's fiscal quarter, an accounts receivable aging for each Borrower as of the end of such quarter in such form as the Agent may reasonably prescribe, all in reasonable detail.

(5) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports, proxy statements and other materials;

(6) promptly upon request by any Lender, copies of any management letter provided by the Accountants, provided that each Borrower shall promptly advise the Agent in the event such Borrower receives any such letter;

(7) promptly upon the filing thereof by any Borrower with the SEC (and in any event within five (5) days of such filing), copies of any registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents if such forms no longer exist), it being understood that the submission of the Form 10-Q filing for a fiscal quarter will satisfy the financial statement submission requirements of Section 9.4(a);

(8) copies of all reports and forms (including details of any "reportable event" under ERISA) filed with respect to all Plans, except as filed in the normal course of business and that would not result in an adverse action to be taken under ERISA;

(9) promptly upon becoming aware of any litigation, administrative proceeding, investigation, business development, change in financial condition against any Borrower or any Subsidiary thereof that may have a Material Adverse Effect, notice thereof; and

(10) promptly following the request of any Lender, such further information concerning the business, affairs and financial condition or operations of any Borrower and its Subsidiaries as such Lender may reasonably request.

9.5. Notice of Default. As soon as practicable, and in any event, within three (3) Banking Days of any Borrower becoming aware of the existence of any condition or event which constitutes a Default, such Borrower will provide the Agent and each Lender with written notice specifying the nature and period of existence thereof and what action the Borrowers are taking or propose to take with respect thereto.

9.6.    Environmental Matters.

(1) Each Borrower and each of its Subsidiaries shall comply with all terms and conditions of all applicable Governmental Approvals and all applicable Environmental Laws, except where failure to comply would not have a Material Adverse Effect.

(2) The Borrowers shall promptly notify the Agent should any Borrower become aware of:

(1) any spill, release, or threat of release of any Hazardous Substance at or from any Borrower Property or by any Person for whose conduct any Borrower or any Subsidiary thereof is responsible, to the extent such Borrower is required by Environmental Laws to report such to any Governmental Authority;

(2) any action or notice with respect to a civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against any Borrower or any Subsidiary thereof relating in any way to the Environmental Laws, or any Lien of any Governmental Authority or any other Person against any Borrower Property relating in any way to the Environmental Laws;

(3) any claim made or threatened by any Person against any Borrower or any Subsidiary thereof or any property of any Borrower or any Subsidiary thereof relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Substance pertaining to such property or the business or operations of such Borrower or such Subsidiary; and

(4) any occurrence or condition on any real property adjoining or in the vicinity of any Borrower Property known to the officers or supervisory personnel of any Borrower or any Subsidiary thereof or other employees having responsibility for the compliance by any Borrower or any Subsidiary thereof with Environmental
Laws, without any independent investigation, which does cause, or could cause, such Borrower Property, or any part thereof, to contain Hazardous Substances in violation of any Environmental Laws, or which does cause, or is reasonably likely to cause, such Borrower Property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof by any Borrower or any Subsidiary thereof.

(3) Each Borrower will, and will cause each of its Subsidiaries to, at its own cost and expense, and within such period as may be required by applicable law or regulation, initiate all remedial actions and thereafter diligently prosecute such action as shall be required by law for the cleanup of such Borrower Property, including all removal, containment and remedial actions in accordance with all applicable Environmental Laws and shall further pay or cause to be paid, at no expense to the Agent or the Lenders, all cleanup, administrative, and enforcement costs of applicable Government Authorities asserted against such Borrower Property, except to the extent such Borrower or such Subsidiary shall be contesting the same in good faith in appropriate proceedings.

9.7. ERISA Information. If and when any Borrower or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, receives notice of complete or partial withdrawal liability under Title IV of ERISA or receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer the Plan, the Borrowers shall in each such instance promptly furnish to the Agent a copy of any such notice.

9.8. Inspection. Upon request of the Agent, each Borrower will, and will cause each of its Subsidiaries to, permit a representative of the Agent (including any field examiner retained by the Agent) to inspect and make copies of such Borrower's or such Subsidiary's books and records, and to discuss its affairs, finances and accounts with its officers and accountants, at such reasonable times and as often as the Agent may request, subject to such undertakings of confidentiality on the part of the Agent and/or such field representative as such Borrower may reasonably request.

9.9. Use of Proceeds. Each Borrower shall use the proceeds of the borrowings under the Notes for the general corporate purposes of such Borrower and/or to repay obligations under the Credit Agreement described in Section 7.2(k) hereof. Without limiting the foregoing, no part of such proceeds will be used for the purpose of purchasing or carrying any "margin security" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

9.10. Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, execute and deliver to the Agent any writings and do all things necessary, effectual or reasonably requested by the Agent to carry into effect the provisions and intent of this Agreement or any other Loan Document.

9.11. Depository Accounts. The Company shall maintain an operating deposit account at an office of the Agent.

9.12. Subsidiaries. The Borrowers shall immediately notify the Agent of the organization of any foreign or domestic Significant Subsidiary of any Borrower. Upon the request of the Agent, the Borrowers shall cause any such Significant Subsidiary to execute such documentation as the Agent might require in order that it become a party to this Credit Agreement and a Borrower hereunder.

9.13. Compliance with Laws. Each Borrower shall comply and shall cause each of its Subsidiaries to comply with all laws, statutes and regulations applicable to its business, noncompliance with which could have a Material Adverse Effect.

Section 10.     Negative Covenants.

Each Borrower covenants and agrees that for so long as this Agreement is in effect and until the Notes, together with all interest thereon and all other Obligations of the Borrowers to the Agent or the Lenders are paid or satisfied in full, without the prior written consent of the Required
Lenders:

10.1.   ERISA.  No Borrower will permit any pension plan
maintained by such Borrower or by any member of a "Controlled Group"
(ERISA Sec 210(c) or ERISA Sec 210(d)) of which such Borrower is a member
to:   engage in any "prohibited transaction" (ERISA Sec 2003(c)); fail to report to the Agent a "reportable event" (ERISA Sec 4043) within 30 days after its occurrence or as to any reportable event as to which the 30-day notice period requirement of Section 4043(b) of Title IV of ERISA has been waived by the PBGC, within 30 days of such time as such Borrower is requested to notify the PBGC of such reportable event; incur any "accumulated funding deficiency" (ERISA Sec 302); terminate its existence at any time in a manner which could result in the imposition of a Lien on the property of such Borrower or any Subsidiary thereof; or fail to report to the Agent any "complete withdrawal" or "partial withdrawal" by such Borrower or an affiliate from a "multiemployer plan" (ERISA Sec 4203, 4205, and 4001, respectively). The quoted terms are defined in the respective sections of ERISA cited above.

10.2.   Transactions with Affiliates.  No Borrower will, and no
Borrower will permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, or engage in any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate of such Borrower, unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of such Borrower's or such Subsidiary's business, and is upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary as those that could be obtained in a comparable arm's length transaction with a Person not an Affiliate.

10.3. Consolidation, Merger or Acquisition. No Borrower will, and no Borrower will permit any of its Subsidiaries to, merge or consolidate with or into any other Person, or make any acquisition of the business of any other Person unless it obtains the prior written consent of the Lenders; provided that ECC may merge with the Company, any Subsidiary may merge into any Borrower or any wholly-owned Subsidiary of any Borrower, and provided further that as long as no Event of Default has occurred and is continuing or would arise therefrom, any Borrower may make an acquisition of business, assets or stock of another Person engaged in the same or a related business to the business of such Borrower as long as the aggregate consideration expended by the Borrowers in connection with any such transactions does not exceed (i) in the event such consideration is paid in cash or cash equivalents, $5,000,000 for such transaction or $10,000,000 when taken together with any other cash consideration transactions completed since the date of this Agreement and (ii) in the event such consideration is paid in stock, $10,000,000 for such transaction or $20,000,000 when taken together with any other stock consideration transactions completed since the date of this Agreement, provided that although the Borrowers may use as consideration a combination of cash and stock within the limitations described above, the aggregate consideration for any single transaction shall not exceed $10,000,000 and for all transactions completed since the date of this Agreement shall not exceed $20,000,000..

10.4. Disposition of Assets; Sales-Type Leases, etc. No Borrower will, and no Borrower will permit any of its Subsidiaries to:

(1) convey, sell, lease, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, accounts receivable and leasehold assets), whether now owned or hereafter acquired, except:

(1) obsolete or worn out property disposed of in the ordinary course of business;

(2) the sale or other disposition of any property in the ordinary course of business, provided that the aggregate book value of all assets (other than inventory) so sold or disposed of in any period of twelve consecutive months shall not exceed 5% of the consolidated total assets of such Borrower and its Subsidiaries as at the beginning of such twelve month period;

(3) the sale of inventory in the ordinary course of business; and

(4) sale of certain contracts and rights related to such contracts by the Company to Sanwa Business Credit Corporation pursuant to a Letter Agreement, dated June 10, 1994 between such parties; or

(2) enter into, as lessor, any lease that would be treated as a capital lease in accordance with GAAP (including any "sales-type" lease) if such lease would cause the aggregate net investment in all capital leases reflected on the consolidated balance sheet of the Borrowers and their Subsidiaries, to exceed $10,000,000.

10.5. Indebtedness. No Borrower will, and no Borrower will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(1)     Obligations to the Lenders, the Agent and the Issuing
Bank under the Loan Documents;

(2) existing Indebtedness, including Subordinated Debt, if any, listed on Schedule A hereto;

(3) unsecured Subordinated Debt incurred by any Borrower after the date hereof; provided that, giving effect to the incurrence of such Subordinated Debt and to the receipt and application of the proceeds thereof, no Default shall have occurred and be continuing;

(4) Purchase and sales of foreign currency through the Lenders or any other banking institution;

(5)     Obligations in respect of additional operating leases;
and

(6) Purchase Money Indebtedness in an aggregate amount not to exceed $10,000,000 in any fiscal year, provided that after giving effect to the incurrence of such Purchase Money Indebtedness and to the receipt and application of the proceeds thereof, no Default shall have occurred and be continuing.

10.6. Liens. No Borrower will, and no Borrower will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets, including its Intellectual Property, except for Permitted Liens.

10.7. Restricted Payments. No Borrower will, and no Borrower will permit any of its Subsidiaries to, declare or make any Restricted Payment. Notwithstanding the foregoing,

(1) Any Subsidiary of a Borrower which is not itself a Borrower hereunder shall be permitted:

(1) to pay dividends or make other distributions with respect to shares of their capital stock to the extent that these payments or other distributions are solely made to, and received by, the Borrower which is the owner of such shares and further provided that no Event of Default has occurred and is continuing and that it is not reasonably foreseeable that the dividend or other distribution will result in an Event of Default; and

(2) to make payments on account of the purchase, redemption, retirement or acquisition of shares of the capital stock of a Subsidiary or options, warrants, convertible securities or other rights to acquire shares of the capital stock of a Subsidiary to the extent that such payments are solely made to, and received by, any Borrower on account of shares, options, warrants, convertible securities or other rights that are being purchased, redeemed, retired or acquired from such Borrower; and further provided that no Event of Default shall have occurred and be continuing and that it shall not be reasonably foreseeable that such payment will result in an Event of Default; and

(2) each Borrower may, with the prior written consent of the Required Lenders, purchase shares of its stock from employees or former employees or in the open market.

10.8. Investments. No Borrower will, and no Borrower will permit any of its Subsidiaries to, make, maintain or acquire any Investment in any Person other than:

(1) marketable obligations issued or guaranteed by the United States of America having a maturity of two years or less from the date of purchase; provided, that at no time shall more than 20% of the aggregate principal amount of all Investments made pursuant to this paragraph (a) have a maturity of more than one year from the date of purchase;

(2) certificates of deposit, eurodollar time deposits, commercial paper or any other obligations of the Lenders or of any other bank or trust company organized or licensed to conduct a banking business under the laws of the United States or any State thereof and which has capital surplus and undivided profits of not less than $100,000,000;

(3) depository accounts at the Agent or the Lenders; and depository accounts maintained with the Lenders or any other bank or trust company meeting the requirements stated in paragraph (b) above;

(4) stock or obligations issued to any Borrower or any Subsidiary thereof in settlement of claims against others by reason of an event of Bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of any Borrower or such Subsidiary;

(5) commercial paper with maturities of not more than 180 days having the highest rating then given by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services;

(6) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in paragraph
(a) above entered into with the Lenders or any of the banks or trust companies referred to in paragraph (b) above;

(7) shares in money market mutual funds substantially all the assets of which consist of securities or other obligations of the type described in paragraphs (a), (b), (d), (e) and (f) above;

(8) loans or advances not exceeding $250,000 in aggregate principal amount at any one time outstanding to officers and employees of the Borrowers and their Subsidiaries; and

(9) existing Investments by any Borrower in its Subsidiaries and additional investments by each Borrower in its Subsidiaries (including investments in newly formed Subsidiaries) made after the date hereof; provided that such Subsidiaries (old and new) are operated as sales offices and that any such additional Investments are limited to those amounts necessary to fund working capital and equipment needs of such Subsidiaries consistent with past practice.

10.9. Sale and Leaseback. No Borrower shall and no Subsidiary of any Borrower shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that such Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred; provided, however, that the Borrowers and their Subsidiaries shall be free to enter into such transactions to the extent that the aggregate amount thereof outstanding at any time does not exceed $100,000.

10.10. Additional Stock Issuance by Subsidiaries. No Borrower shall permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to a Borrower.

10.11. Quick Ratio. The Borrowers will not permit the Quick Ratio to be less than 1.0 to 1.0 at any time.

10.12. Minimum Fixed Charge Coverage Ratio. The Borrowers will not permit at any time the ratio of (i) EBITDA, as determined at the end of each fiscal quarter for the four fiscal quarters then ended, to (ii) the sum of Interest Expense, current maturities of long-term Indebtedness of the Borrowers and their Subsidiaries, dividends paid in cash by the Borrowers and their Subsidiaries to Persons other than any of the Borrowers, Capital Lease Obligations of the Borrowers and their
Subsidiaries and taxes paid in cash by the Borrowers and their Subsidiaries, as determined at the end of each fiscal quarter for the four quarters then ended to be less than (a) 1.15 to 1.0 through October 31, 1997 and (b) 1.30 to 1.0 commencing with the fiscal quarter ending January 31, 1997 and for each fiscal quarter thereafter.

10.13. Leverage. The Borrowers will not permit at any time the ratio of Total Funded Debt to EBITDA as determined at the end of each fiscal quarter for the four quarters then ended to exceed 2.5 to 1.0.

10.14.  Tangible Net Worth.  The Borrowers will not permit
Tangible Net Worth at the end of any fiscal quarter to be less than $75,000,000 plus (a) 50% of Net Income for each fiscal quarter after April
30, 1997 (with no offset or reduction for Net Losses) and (b) 50% of any increase in stockholders' equity resulting from the issuance of any shares of capital stock of any Borrower or any of its Subsidiaries after April 30, 1997.

10.15. Guarantees. No Borrower will, and no Borrower will permit any of its Subsidiaries to enter into a Guarantee or otherwise in any manner become or be responsible for indebtedness or obligations (including working capital maintenance and take-or-pay contracts) of any other
Person, contingently or otherwise, except (a) the endorsement of negotiable instruments of deposit in the normal course of business; (b) guarantees by any Borrower or any of its Subsidiaries issued to secure any Indebtedness or obligation which is otherwise expressly permitted hereunder; or (c) guarantees in the ordinary course of business by any Borrower of obligations of any Subsidiary of any Borrower in respect of performance under any agreement or arrangement with a customer (but in no event any Indebtedness or payment of any monetary obligation).

Section 11.     Events of Default.

11.1. Events of Default. The occurrence of any of the following events shall be an "Event of Default" hereunder:

(1) Any Borrower (i) shall default in the due and punctual payment of principal or interest on the Notes, or (ii) shall default in the payment of any other amount due under any Loan Document; or

(2) Any representation, warranty or statement made herein or any other Loan Document, or in any certificate or statement furnished pursuant to or in connection herewith or therewith, shall prove to be incorrect, misleading or incomplete in any material respect on the date as of which made or deemed made; or

(3) Any Borrower shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Sections 10.11 through 10.14; or

(4) Any Borrower shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement or any other Loan Document (other than those referred to in paragraphs 11.1(a) through 11.1(c) above) and such default shall continue unremedied for a period of ten (10) calendar days after the occurrence of such default; or

(5) Any obligation of any Borrower or any Subsidiary thereof in respect of any Indebtedness or any Guarantee (other than any Indebtedness or Guarantee hereunder) shall be declared to be or shall become due and payable prior to the stated maturity thereof, or such Indebtedness or Guarantee shall not be paid as and when the same becomes due and payable, or there shall occur and be continuing any default under any instrument, agreement or evidence of indebtedness relating to any such Indebtedness the effect of which is to permit the holder or holders of such instrument, agreement or evidence of indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause such Indebtedness to become due prior to its stated maturity; or

(6) Any Borrower or a Subsidiary thereof shall apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, make a general assignment for the benefit of its creditors, commence a voluntary case under the United States Bankruptcy Code, file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code, or take any corporate action for the purpose of effecting any of the foregoing; or

(7) A proceeding or case shall be commenced, without the application or consent of any Borrower or any Subsidiary thereof in any court of competent jurisdiction, seeking its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, the appointment of a trustee, receiver, custodian, liquidator or the like of such Borrower or such Subsidiary or of all or any substantial part of its assets, or similar relief in respect of such Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Borrower or such Subsidiary shall be entered in an involuntary case under the United States Bankruptcy Code; or

(8) A final judgment or judgments for the payment of money in excess of $500,000 (net of insurance proceeds) in the aggregate shall be rendered against any Borrower or any Subsidiary thereof and any such judgment or judgments shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(9)     Any Borrower or any member of the Controlled
Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it is obligated to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000 shall be filed under Title IV of ERISA by any Borrower or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against any Borrower or any member of the Controlled Group to enforce Sections 515 or 4219(c)(5) of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or there shall occur a complete or partial withdrawal form, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause any Borrower or one or more members of the Controlled Group to incur a current payment obligation in excess of $100,000; or

(10) Any Borrower or any Subsidiary thereof shall default in the performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of any agreement with the Lenders or any instrument delivered in favor of the Lenders (other than, in either case, a Loan Document), and such default shall continue unremedied beyond the grace period (in any) provided for therein; or

(11) Any Security Instrument shall cease for any reason to be in full force and effect or shall cease to be effective to grant a perfected security interest in the Collateral described in such Security Instrument with the priority stated to be granted thereby; or

(12) Any Borrower shall make any payment on account of its Subordinated Debt, except to the extent such payment is expressly permitted hereby or under any subordination agreement entered into with the Agent and the Lenders; or

(13) Francis E. Girard and Carol B. Langer shall each cease to serve as President and Chief Financial Officer, respectively, or as other equivalent officers, of the Company and no replacements of comparable experience reasonably acceptable to the Agent shall have been appointed to such offices within 90 days of the date on which such persons ceased to hold such offices (the 90 day period shall run from the date which is later in time in the event such officers ceased to hold their respective offices on different dates).

11.2.   Remedies Upon an Event of Default.  If any Event of
Default shall have occurred and be continuing, the Agent upon direction of the Required Lenders may (a) declare all the Commitments terminated (whereupon all the Commitments shall be terminated) and/or (b) declare the principal amount then outstanding of, and the accrued interest on, the Loans and commitment fees and all other amounts payable hereunder and under the Notes including the Letter of Credit Liabilities to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Borrower; provided that in the case of the occurrence of an Event of Default with respect to the Borrower referred to in paragraphs (f) and (g) of Section 11.1, all the Commitments shall be automatically terminated and the principal amount then outstanding of and the accrued interest on the Loans and commitment fees and all other amounts payable hereunder and under the Notes including the Letter of Credit Liabilities shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Borrower.

Section 12.     Agent.

12.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement and the Loan
Documents as are specifically delegated to the Agent by the terms hereof or thereof, together with such other powers as are reasonably incidental thereto. The relationship between the Agent and each Lender has no fiduciary aspects, and the Agents's duties (as Agent) hereunder are acknowledged to be only ministerial and not involving the exercise of discretion on its part. Nothing in this Agreement or any Loan Document shall be construed to impose on the Agent any duties or responsibilities other than those for which express provision is made herein or therein. In performing its duties and functions hereunder, the Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation with or for the Borrowers. As to matters not expressly provided for in this Agreement or any Loan Document, the Agent shall not be required to exercise any discretion or to take any action or communicate any notice, but shall be fully protected in so acting or refraining from acting upon the instructions of the Required Lenders and their respective successors and assigns; provided, however, that in no event shall the Agent be required to take any action which exposes it to personal liability or which is contrary to this Agreement, any Loan Document or applicable law, and the Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be specifically indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or omitting to take any such action. If an indemnity furnished to the Agent for any purpose shall, in the reasonable opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Lenders and not commence or cease to do the acts for which such indemnity is requested until such additional indemnity is furnished.

12.2. Duties and Obligations. In performing its functions and duties hereunder on behalf of the Lenders, the Agent shall exercise the same care and skill as it would exercise in dealing with loans for its own account. Neither the Agent nor any of its directors, officers, employees or other agents shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent (a) may consult with legal counsel and other experts selected by it and shall not be liable for any action taken or omitted to be taken by its in good faith and in accordance with the advice of such experts; (b) makes no representation or warranty to any Lender as to, and shall not be responsible to any Lender for, any recital, statement, representation or warranty made in or in connection with this Agreement, any Loan Document or in any written or oral statement
(including a financial or other such statement), instrument or other document delivered in connection herewith or therewith or furnished to any Lender by or on behalf of the Borrowers; (c) shall have no duty to ascertain or inquire into the Borrowers' performance or observance of any of the covenants or conditions contained herein or to inspect any of the property (including the books and records) of the Borrowers or inquire into the use of the proceeds of the Loans or (unless the officers of the Agent active in their capacity as officers of the Agent on the Borrowers' account have actual knowledge thereof or have been notified in writing thereof) to inquire into the existence or possible existence of any Event of Default or Default; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency, collectability or value of this Agreement or any other Loan Document or any instrument or document executed or issued pursuant hereto or in connection herewith, except to the extent that such may be dependent on the due authorization and execution by the Agent itself; (e) except as expressly provided herein in respect of information and data furnished to the Agent for distribution to the Lenders, shall have no duty or responsibility, either initially or on a continuing basis, to provide to any Lender any credit or other information with respect to the Borrowers, whether coming into its possession before the making of the Loans or at any time or times thereafter; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document for, and shall be entitled to rely and act upon, any notice, consent, certificate or other instrument or writing (which may be by facsimile (telecopier), telegram, cable, or other electronic means) believed by it to be genuine and correct and to have been signed or sent by the proper party or parties.

12.3. The Agent as a Lender. With respect to its Commitments and the Loans made and to be made by it, the Agent shall have the same rights and powers under this Agreement and all other Loan Documents as the other Lenders and may exercise the same as if it were not the Agent.
The terms "Lender" and "Lenders" as used herein shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and any successor Agent which is a commercial bank, and their respective affiliates, may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with, the Borrowers and their Affiliates from time to time, all as if such entity were not the Agent hereunder and without any duty to account therefor to any Lender.

12.4. Independent Credit Decisions. Each Lender acknowledges to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender acknowledges that it will, independently or through other advisers and representatives but without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or refraining from taking any action under this Agreement or any Loan Document.

12.5.   Indemnification.  The Lenders agree to indemnify the Agent
(to the extent not reimbursed by the Borrowers), ratably in proportion to each Lender's Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in such capacity in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted to be taken by the Agent in such capacity hereunder or under any Loan Document; provided that none of the Lenders shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent, promptly on demand, for such Lender's ratable share (based upon the aforesaid apportionment) of any out-of-pocket expenses (including counsel fees and disbursements) incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or the preservation of any rights under, this Agreement and the Loan Documents to the extent that the Agent is not reimbursed for such expenses by the Borrowers.

12.6. Successor Agent. The Agent may resign at any time by giving written notice of such resignation to the Lenders and the Borrowers, such resignation to be effective only upon the appointment of a successor Agent as hereinafter provided. Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent upon written notice to the Borrowers and the retiring Agent. If no successor Agent shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent shall have given notice of resignation, the retiring Agent may, upon notice to the Borrowers and the Lenders, appoint a successor Agent. Upon its acceptance of any appointment as Agent hereunder, the successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement and the Loan Documents.
After any retiring Agent's resignation hereunder, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by its while it was the Agent under this Agreement and the Loan Documents.

12.7.   Allocations Made By Agent.  As between the Agent and the
Lenders, unless a Lender objecting to a determination or allocation made by the Agent pursuant to this Agreement delivers to the Agent written notice of such objection within one hundred twenty (120) days after the date any distribution was made by the Agent, such determination or allocation shall be conclusive on such one hundred twentieth day and only those items expressly objected to in such notice shall be deemed disputed by such Lender. The Agent shall not have any duty to inquire as to the application by the Lenders of any amounts distributed to them.

Section 13.     Definitions.

13.1.   Certain Definitions.

"Accountants" means Coopers & Lybrand or another accounting firm of national reputation or other certified public accountants selected by the Borrowers and approved by the Agent.

"Additional Costs" shall have the meaning set forth in Section 4.1.

"Administrative Questionnaire" shall mean a questionnaire substantially in the form attached hereto as Exhibit E.

"Affected Eurocurrency Loan" shall have the meaning set forth in
Section 4.5.

"Affiliate" means, with respect to any specified Person (the
"Specified Person"), any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Specified Person and, without limiting the generality of the foregoing, includes (i) any director or officer of the Specified Person or any Affiliate of the Specified Person, (ii) any such director's or officer's parent, spouse, child or child's spouse (a "relative"), (iii) any group acting in concert, of one or more such directors, officers, relatives or any combination thereof (a "group"), (iv) any Person controlled by any such director, officer, relative or group in which any such director, officer, relative or group beneficially owns or holds 5% or more of any class of voting securities or a 5% or greater equity or profits interest and (v) any Person or group which beneficially owns or holds 5% or more of any class of voting securities or a 5% or greater equity or profits interest in the Specified Person. For the purposes of this definition, the term "control" when used with respect to any Specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Specified Person, whether through the ownership of voting securities, by contract or otherwise.

"Agent" shall have the meaning specified in the Preamble.

"Agreement" means this Credit Agreement.

"Alternative Currency" means any currency other than Dollars that the Agent determines is freely convertible and freely transferable into Dollars and for which there exists a recognized interbank, forward exchange and deposit market outside the country of issue.

"Applicable Lending Office" means, for each Lender and for each Type of Loan, the lending office of such Lender (or of an affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire of such Lender or such other lending office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

"Authorized Officer" The President, Chief Financial Officer or other executive officer of a Borrower authorized to take the action in question by vote or resolution of the Board of Directors of such Borrower.

"Available Commitment" shall have the meaning set forth in
Section 1.1.

"Banking Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required to close under the laws of the Commonwealth of Pennsylvania, and (i) if the applicable day relates to Eurodollar Loan, or notice with respect to a Eurodollar Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London and (ii) if the applicable day relates to a Multicurrency Loan, or notice with respect to a Multicurrency Loan, a day on which dealings in Dollar deposits and in the relevant Alternative Currency can be carried on in the interbank foreign exchange market and in the principal financial center of the country in which such Alternative Currency is legal tender.

"Base Rate" means, for any day, the higher of the Federal Funds
Rate plus one-half of one percent (1/2 of 1%) per annum or the Prime Rate

"Base Rate Loan" means at any time the principal amount of the Loans which bears interest at the Base Rate.

"Borrower" and "Borrowers" shall have their respective meanings specified in the Preamble hereto.

"Borrower Property" means any real property owned, occupied, or operated by any Borrower or any of their Subsidiaries.

"Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including FASB Statement No. 13).

"Closing Date" means the date on which all conditions set forth in
Section 7.2 will have been satisfied.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Collateral" shall have the meaning given that term in the Security
Agreement.

"Commitment" means, in relation to any particular Lender, the maximum dollar amount of Loans that such Lender has agreed to make available to the Borrowers upon the terms and subject to the conditions of this Agreement, initially as set forth in Schedule 1 attached hereto, as such Lender's Commitment may be modified pursuant hereto and in effect from time to time. Schedule 1 shall be amended from time to time to reflect any changes in the Commitments of the Lenders.

"Commitment Percentage" means, with respect to any Lender, that Lender's Commitment expressed as a percentage of the aggregate
Commitments.

"Company" shall have the meaning set forth in the Preamble hereto.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any of the Borrowers, are treated as a single employer under Section 414 of the Code.

"CoreStates" shall have the meaning specified in the Preamble hereto.

"Current Assets" means, at any time, all assets of the Borrowers and their Subsidiaries at such time, on a consolidated basis, that would be classified as current assets in accordance with GAAP, except for inventory of the Borrowers and their Subsidiaries.

"Current Liabilities" means, at any time, all liabilities of the Borrowers and their Subsidiaries at such time, on a consolidated basis, that would be classified as current liabilities in accordance with GAAP, including, without limitation, all Indebtedness of the Borrowers and their Subsidiaries payable on demand or maturing within one year of such time, or renewable at the option of the Borrowers or any Subsidiary for a period of not more than one year from such time, and all serial maturity and periodic or installment payments on any Indebtedness, to the extent such payments are required to be made within one year from such time.

"Default" means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Dollars" and "$" means lawful money of the United States of America.

"EBITDA" shall mean for any fiscal period, an amount equal to Net
Income for such period, plus each of the following (without duplication), to the extent deducted or excluded in computing such Net Income: (i) Interest Expense, (ii) taxes, (iii) depreciation, and (iv) amortization.

"Environmental Laws" means all federal, state, local and foreign laws, and all regulations, notices or demand letters issued, promulgated or entered thereunder, relating to pollution or protection of the environment and to occupational health and safety, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or Hazardous Substances.

"ERISA" means the Employee Retirement Income Security Act of
1974, as amended, or any successor statutes.

"Eurodollar Loan" means, at any time, that principal amount of any Loan, the interest on which is determined at such time on the basis of rates referred to in the definition of "Eurodollar Rate".

"Eurodollar Rate" shall mean, for the applicable Interest Period for any Eurodollar Loan the interest rate per annum (rounded upwards to the next one-one hundredth of one percent) equal to the product of (i) the rate, determined by the Agent at approximately 9:00 A.M., Philadelphia time two (2) Banking Days prior to the date of such Eurodollar Loan, to be the prevailing rate per annum at which Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Multicurrency Loan of CoreStates to which such Interest Period relates are offered to CoreStates by leading banks in the interbank eurodollar market in which CoreStates normally participates, and by (ii) the Statutory Reserves.

"Eurocurrency Loan" shall mean any Eurodollar Loan or Multicurrency Loan.

"Event of Default" has the meaning set forth in Section 11.1.

"Existing Letters of Credit" means the letters of credit in existence as of the Closing Date which are set forth in Schedule 3 hereto.

"Extension of Credit" shall mean any Loan, Letter of Credit and/or unreimbursed drawing under any Letter of Credit (collectively, the "Extensions of Credit").

"Federal Funds Rate" shall mean, for any day, the rate per annum
(rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Banking Day next succeeding such day, provided that if the day for which such rate is to be determined is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Banking Day as so published on the next succeeding Banking Day.

"Financial Statements Date" means January 31, 1997.

"GAAP" means accounting principles generally accepted in the United States applied on a consistent basis.

"Governmental Approvals" shall mean any authorization, consent, order, approval, license, lease, ruling, permit, tariff, rate, certification, validation, exemption, filing or registration by or with, or notice to, any Governmental Authority.

"Governmental Authority" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency, court, tribunal or other instrumentality, domestic or foreign, and any arbitrator.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Hazardous Substances" shall mean all hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, radioactive materials, biological substances, PCBs, pesticides, herbicides and any other kind and/or type of pollutants, or contaminates and/or any other similar substances or materials which, because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, are included under or regulated by any Environmental
Laws.

"Indebtedness" of any Person at any date shall mean, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, but including any class of capital stock of such Person with fixed payment obligations or with redemption at the option of the holder), or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that should be treated as capitalized leases in accordance with GAAP, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and all reimbursement obligations (contingent or otherwise) of such Person in respect of any letters of credit issued for the account of such Person, and (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

"Intellectual Property" shall have the meaning specified in Section
8.16.

"Interest Expense" shall mean for any fiscal period, the consolidated interest expense and amortized debt discount on Indebtedness of the Borrowers and their Subsidiaries for such period.

"Interest Period" shall mean with respect to any Eurocurrency Loan, each period commencing on the date such Eurocurrency Loan is made, or, with respect to a Eurocurrency Loan being renewed, the last day of the next preceding Interest Period with respect to such Eurocurrency Loan, and ending (i) for any Eurodollar or Multicurrency Loans, on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day of the calendar month) in the first, second, third or sixth month thereafter or (ii) in the case of Multicurrency Loans, on the same day of the second week thereafter, in each case as selected under the procedures specified in Section 3.6; provided that

(A) if any Interest Period would otherwise end after the Maturity Date, it shall end on the Maturity Date;

(B) each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day falls in the next succeeding calendar month, in which case the Interest Period shall end on the next preceding Banking Day; and

(C) the Borrowers may not select more than twelve two-week Interest Periods during any period of twelve consecutive months.

"Investments" means, with respect to any Person (the "Investor"),
(a) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise and (b) any Guarantee by any Borrower of any Indebtedness or other obligation of any other Person.

"Issuing Bank" means CoreStates, as the issuer of Letters of Credit under Section 5.2 hereof, together with its successors and assigns in such capacity.

"Lenders" means CoreStates and each other Person that is, or that may after the date hereof become, a party to this Agreement as a "Lender" hereunder.

"Letters of Credit" shall have the meaning set forth in Section 5.1.

"Letter of Credit Documents" shall mean, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

"Letter of Credit Liability" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Issuing
Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under
Section 5.2 hereof, and the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Issuing Bank of their participation interests under said Section 5.2.

"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement or security arrangement of any kind, encumbrance, lien (statutory or other), preference or priority of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease that should be capitalized in accordance with GAAP, and the filing of a financing statement under the UCC or comparable law of any jurisdiction), together with any renewal or extension thereof.

"Loan" shall have the meaning set forth in Section 1.1.

"Loan Documents" means, collectively, this Agreement, the Notes, any Letters of Credit, the Security Instruments, any instruments or agreements relating to the purchase by any Lender of accounts receivable or chattel paper from any Borrower, and all other agreements and instruments that are from time to time executed in connection with the foregoing, as each of such agreements and instruments may be amended, modified or supplemented from time to time.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, assets, condition (financial or otherwise) or prospects of any Borrower, or of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of any Borrower to perform its obligations under this Agreement, the Notes or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents, or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

"Maturity Date" shall have the meaning specified in Section 2.4.

"Maximum Rate" shall have the meaning set forth in Section 2.5.

"Multicurrency Rate" shall mean, for the applicable Interest Period for any Multicurrency Loan, (i) the rate, rounded upwards to the next one-sixteenth of one percent, determined by the Agent at approximately 9:00 A.M., Philadelphia time two (2) Banking Days prior to the date of such Multicurrency Loan, to be the prevailing rate per annum at which deposits in the Alternative Currency in which such Loan is denominated having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Multicurrency Loan of CoreStates to which such Interest Period relates are offered to CoreStates by leading banks in the interbank eurocurrency market in which CoreStates normally participates, divided by (ii) a number equal to one (1.0) minus the Reserve Requirement. The Multicurrency Rate shall be adjusted automatically with respect to any Multicurrency Loan outstanding on the effective date of any change in the Reserve Requirement, as of such effective date.

"Multicurrency Loan" shall mean any Loan denominated in an Alternative Currency the interest on which is determined at such time on the basis of rates referred to in the definition of "Multicurrency Rate".

"Multicurrency Sublimit" shall mean the maximum dollar amount of all Multicurrency Loans that the Lenders have agreed to make available to the Borrowers upon the terms and subject to the conditions of this Agreement, which amount shall be $15,000,000 in the aggregate and which for each Lender shall be its Commitment Percentage of such aggregate amount.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

"Net Income" or "Net Loss" for any period in respect of which the amount thereof shall be determined, shall mean the aggregate of the consolidated net income (or net loss) after taxes for such period (taken as a cumulative whole) of the Borrowers and their Subsidiaries, determined in accordance with GAAP.

"Notes" shall have the meaning set forth in Section 1.4.
"Obligations" shall have the meaning given the term "Secured
Obligations" in the Security Agreement.

"Office of the Agent" shall initially mean the banking office of the Agent located at 1345 Chestnut Street, Philadelphia, Pennsylvania 19107, or such other location of which the Agent shall notify the Borrower.

"Parent" shall have the meaning specified in Section 4.6.

"Payor" shall have the meaning set forth in Section 3.7.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" shall mean the following:

(A) Liens in favor of the Agent, the Issuing Bank or any of the Lenders to secure the Obligations;

(B) Liens existing as of the date of this Agreement and disclosed in Schedule 2 hereto;

(C) Liens securing Purchase Money Indebtedness to the extent such Purchase Money Indebtedness is permitted by Section 10.5(f), provided that (i) each such Lien is given solely to secure the purchase price of such property, does not extend to any other property and is given contemporaneously with the acquisition of the property, and (ii) the Purchase Money Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition;

(D) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of
Section 9.2.

(E) Landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', warehousemen's, laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of the Borrowers' or any of their Subsidiaries' business in the ordinary course and that do not in the aggregate materially detract from the value of their property or materially impair the use thereof in the operation of their business;

(F) judgment liens securing judgments that (i) are not fully covered by insurance, and (ii) shall not have been in existence for a period longer than 10 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 10 days after the expiration of such stay;

(G) rights of lessors under Capital Lease Obligations to the extent such Capital Lease Obligations are permitted hereunder;

(H) easements, rights of way, restrictions and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of the Borrowers' business; and

(I) Liens constituting a renewal, extension or replacement of any Permitted Lien.

"Person" shall mean and include any individual, firm, corporation, trust or other unincorporated organization or association or other enterprise or any government or political subdivision, agency, department or instrumentality thereof.

"Plan" means any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (a) maintained by any Borrower or any member of the Controlled Group for employees of any Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Post-Default Rate" shall mean a rate equal to the sum of 3% plus the higher of (i) the rate of interest applicable to Base Rate Loans and (ii) in the case of any Eurocurrency Loan, the rate of interest (if any) otherwise applicable to such Loan.

"Prime Rate" shall mean the per annum rate of interest from time to time announced and made effective by CoreStates as its Prime Rate (which rate may or may not be the lowest rate available from CoreStates at any given time).

"Purchase Money Indebtedness" shall mean Indebtedness
(including, without limitation, Capital Lease Obligations) incurred to finance the acquisition of assets or the cost of improvements on real property or leaseholds, in each case in an amount not in excess of the lesser of (a) the purchase price or acquisition cost of said assets or the cost of said improvements and (b) the fair market value of said assets or said improvements on the date of acquisition of said assets or contract for said improvements.

"Quarterly Dates" shall mean the last Banking Day of each April, July, October and January.

"Quick Ratio" means, at any time, Current Assets of the Borrowers and their Subsidiaries at such time, on a consolidated basis divided by the aggregate of all Current Liabilities at such time. For purposes of calculating the Quick Ratio, all Loans (and the Letter of Credit Liabilities) shall be considered as Current Liabilities.

"Required Lenders" means as of any date, the holders of sixty-six and two-thirds percent (66.6%) of the aggregate Commitments or if the Commitments have been terminated, the holders of sixty-six and two-thirds percent (66.6%) of the outstanding principal amount of the Loans.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

"Regulatory Change" means any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including the Lenders of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (other than changes which affect taxes measured by or imposed on the overall net income of any Lender by the jurisdiction in which such Lender has its principal office).

"Reimbursement Obligations" means, at any time, the obligations of the Borrowers then outstanding to reimburse amounts paid by the Issuing Bank in respect of any drawings under a Letter of Credit.

"Remaining Interest Period" shall have the meaning set forth in
Section 4.5.

"Required Payment" shall have the meaning set forth in Section 3.7.

"Restricted Payment" means, with respect to any Borrower or any Subsidiary thereof, (a) any dividend or other distribution on any shares of capital stock of such Borrower or such Subsidiary (except dividends payable solely in shares of such capital stock or rights to acquire such capital stock) or (b) any payment or other distribution on account of the purchase, redemption, retirement or acquisition of (i) any shares of the capital stock of such Borrower or a Subsidiary thereof or (ii) any option, warrant, convertible security or other right to acquire shares of the capital stock of such Borrower or a Subsidiary thereof.

"SEC" means the Securities and Exchange Commission.

"Security Agreement" shall have the meaning set forth in Section
6.1.

"Security Instruments" means, collectively, the Security Agreement and each other instrument or agreement that purports to secure the Obligations of each Borrower to the Lenders or the Agent.

"Short Term Investments" means marketable obligations having a maturity of less than 90 days from the date of purchase.

"Significant Subsidiary" shall mean a Subsidiary with (a) total revenues for its most recent fiscal year of $5,000,000 or more; or (b) total assets (including intangible assets) of $5,000,000 or more as set forth on the most recent balance sheet of such Subsidiary (the date of such balance sheet shall be no earlier than the last day of such Subsidiary's most recently completed fiscal quarter).

"Solvent" means, with respect to any Person, that the aggregate present fair saleable value of such Person's assets is in excess of the total amount of its probable liabilities on its existing debts as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.

"Stated Rate" shall have the meaning set forth in Section 2.5.

"Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages
(including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority, domestic or foreign, to which the Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subordinated Debt" means Indebtedness of any Borrower that is subordinated to the Indebtedness of such Borrower owing to the Lenders either (a) pursuant to a subordination agreement in form and substance satisfactory to the Agent between the Agent and the holder(s) of such Indebtedness, or (b) pursuant to the terms thereof, where the Agent has confirmed in writing that such terms are satisfactory to it.

"Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

"Tangible Net Worth" means, at any time, the consolidated stockholders' equity of the Borrowers and their Subsidiaries at such time determined in accordance with GAAP, less all assets that are reflected on the consolidated balance sheet of the Borrowers and their Subsidiaries at such time that would be treated as intangibles under GAAP (including, but not limited, to goodwill, capitalized software and excess purchase costs), plus all then outstanding Subordinated Debt.

"Tax" means any present or future tax, levy, duty, impost, deduction, withholding or other charges of whatever nature at any time required by any applicable law, rule or regulation (a) to be paid by any Lender or (b) to be withheld or deducted from any payment otherwise required hereby to be made to any Lender, in each case on or with respect to its obligations hereunder, any Loan, any payment payable hereunder or under any other Loan Document , or any deposit which was used (or deemed to have been used) to fund any portion of any Eurocurrency Loan, and any portion of any Eurocurrency Loan funded (or deemed to have been funded) with the proceeds of any such deposit, to the extent not included in the foregoing; provided, however, that the term "Tax" shall not include taxes imposed upon or measured by the net income of such Lender (other than withholding taxes) or franchise taxes.

"Total Funded Debt" means, at any time, the consolidated outstanding Indebtedness of the Borrowers and their Subsidiaries at such time (including Letter of Credit Liabilities), determined in accordance with GAAP.

"Tranche" means Loans of the same Type and Interest Period.

"Type" refers to the type of Loan made hereunder (i.e., a Base Rate Loan, a Eurodollar Loan or a Multicurrency Loan).

"UCC" shall have the meaning given such term in the Security
Agreement.

"Unfunded Liabilities" means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of any Borrower or any member of the Controlled Group to the PBGC or such Plan under Title IV of ERISA.

13.2. Accounting Terms and Definitions. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP; provided that if any change in GAAP in itself materially affects the calculation of any financial covenant in this Agreement, the Borrowers may by notice to the Agent, or the Agent may by notice to the Borrowers, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Borrowers, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to Section 9.4(c) after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs. To enable the ready determination of compliance with the covenants set forth in this Agreement, the Borrowers will not change the date on which its fiscal year or any of its fiscal quarters end without the prior written consent of the Agent.

13.3.   Currency Equivalents.  For the purposes of this Agreement,

(1) the equivalent in Dollars of an Alternative Currency shall be determined by the Agent by using the quoted spot rate at which CoreStates offers to exchange Dollars for such Alternative Currency in the interbank currency markets at 9:00 A.M. (Philadelphia time) two Banking Days prior to the date upon which such equivalent is to be determined; and
				      -48-
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
(2) the equivalent in an Alternative Currency of Dollars shall be determined by the Agent by using the quoted spot rate at which CoreStates offers to exchange such Alternative Currency for Dollars in the interbank currency markets at 9:00 A.M. (Philadelphia time) two Banking Days prior to the date upon which such equivalent is to be determined.

Section 14.     Miscellaneous.

14.1.   Amendments, Etc.

(1) No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be approved in writing by the Required Lenders in writing and signed by the Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding any other provision contained in any Loan Document, no amendment, modification, termination or waiver shall (i) affect the payment of principal (including without limitation the date when due), reduce any interest rate margin or any fee provided herein, increase the amount of the total Commitments, modify the definition of "Required Lenders" or any voting rights of the Lenders without the written consent of all Lenders, or (ii) increase the Commitment of any Lender without the consent of such Lender. The rights and responsibilities of the Agent hereunder cannot be changed without the Agent's prior written consent.

(2) In consideration of any waiver of any compliance with the express terms hereof, the Borrowers may be required to pay to the Agent for the account of the Lenders a waiver fee as determined by the Required Lenders at such time.

14.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, by a nationally recognized commercial overnight delivery service, by first class mail or by telecopy, delivered, addressed or transmitted, (a) if to the Borrowers, at Boston Technology, Inc., 100 Quannapowitt Parkway,
Wakefield, Massachusetts 01880, Attention: Carol B. Langer, Chief
Financial Officer, Telecopy No. (617) 245-5322 with a copy to Hale and
Dorr LLP, 60 State Street, Boston, MA 02109, Attention: Paul P. Daley, Esq., Telecopy No. (617) 526-5000; (b) if to the Agent, at its address at CoreStates Bank, N.A., National Middle Market, FC 1-8-4-2, 1345
Chestnut Street, Philadelphia, Pennsylvania 19107, Attention: R. Thomas Esser, Vice President, Telecopy No. (215) 973-5831 and Stacy Shegda, Assistant Vice President, Telecopy No. (215) 973-1887, with a copy to Sullivan & Worcester LLP, One Post Office Square, Boston, MA 02110
Attention: Dennis J. White, Esq., Telecopy No. (617) 338-2880; and if to the Lenders, at their respective addresses set forth on Schedule 1.

14.3. No Waiver; Remedies. No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder or under the Notes or any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
				      -49-
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
14.4.   Expenses; Indemnification.

(1) The Borrowers shall pay on demand (i) the reasonable fees and disbursements of counsel to the Agent in connection with the preparation of this Agreement and the preparation or review of each agreement, opinion, certificate and other document referred to in or delivered pursuant hereto; (ii) all out-of-pocket costs and expenses of the Agent in connection with the administration of this Agreement and the other Loan Documents, and any waiver or amendment of any provision hereof or thereof, including without limitation, the reasonable fees and disbursements of counsel for the Agent, and of any field examiner or auditor retained by the Agent as contemplated in Section 9.8 and (iii) if any Event of Default occurs, all costs and expenses incurred by the Agent and each Lender, including the reasonable fees and disbursements of counsel to the Agent and each Lender, and of any appraisers, environmental engineers or consultants, or investment banking firms retained by the Agent in connection with such Event of Default or collection, bankruptcy, insolvency and other enforcement proceedings related thereto.

(2) The Borrowers agree to indemnify the Agent and each Lender and its officers and directors and hold the Agent and each Lender and its officers and directors harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and each Lender in connection with any investigative, administrative or judicial proceeding initiated by a third party, whether or not the Agent or a Lender shall be designated a party thereto) which may be incurred by the Agent or a Lender, relating to or arising out of this Agreement or any other Loan Document or the Borrowers' use of the Loans, or the existence of any Hazardous Substance on, in, or under any Borrower Property, or any violation of any applicable Environmental Laws for which the Borrower or any Subsidiary thereof has any liability or which occurs upon any Borrower Property, or the imposition of any Lien under any Environmental Laws, provided that the Agent and the Lenders shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(3) The agreements in this Section 14.4 shall survive the repayment of the Notes, and all other amounts payable under this Agreement and the other Loan Documents.

	14.5. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Borrowers, each of the Lenders and the Agent and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Lenders and the Agent and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Agent and all of the Lenders.
				      -50-
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
14.6. Participation and Assignment. Each of the Borrowers hereby acknowledges and agrees that a Lender may at any time: (a) grant participations in up to 49% of its Commitments or Extensions of Credit, or any Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") (but only with the consent of the Borrowers and the Agent, which consent shall not be unreasonably conditioned, withheld or delayed) to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that: (i) all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not granted such Participation; (ii) any agreement pursuant to which any Lender may grant a Participation: (x) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on its Extensions of Credit or postpone the date fixed for any payment of principal of or interest on its Extensions of Credit or increase the amount of the total Commitments; and (z) shall not relieve such Lender from its obligations, which shall remain absolute, to make Extensions of Credit hereunder; and (b) each Lender may assign up to 49% of its Commitment or Extensions of Credit or Notes (but only with the consent of the Borrowers and the Agent, which consent shall not be unreasonably conditioned, withheld or delayed), provided that each assignment by a Lender of its Extensions of Credit, or Commitment shall be made in such manner so that the same portion of its Extensions of Credit, Commitment and Notes is assigned to the respective assignee. Upon execution and delivery by the assignee to the Borrowers and the Agent of any instrument in writing pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the Commitment and Extensions of Credit specified in such instrument, and upon consent thereto by the Borrowers and the Agent, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrowers and the Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Extensions of Credit (or portions thereof) assigned to it (in addition to the Commitment and Extensions of Credit, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion(s) thereof) so assigned.
Upon each such assignment the assigning Lender shall pay the Agent an assignment fee of $3,500. Notwithstanding anything to the contrary contained herein, no assignment or Participation may reduce any Lender's Commitment together with its Extensions of Credit below $5,000,000.

14.7.   Lenders' Obligations Several; Independent Nature of
Lenders' Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be the agent of any other (except to the extent the Agent is authorized to act as such hereunder). No Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to the terms of this Agreement, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
				      -51-
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
14.8. Joint and Several Obligations. Each and every representation, warranty, covenant and agreement made by any of the Borrowers, hereunder and under the other Loan Documents shall be joint and several, whether or not so expressed, and such obligations of any of the Borrowers shall not be subject to any counterclaim, setoff, recoupment or defense based upon any claim any Borrower may have against any other
Borrower, the Agent or a Lender, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition affecting any other Borrower, including without limitation (a) any waiver, consent, extension, renewal, indulgence or other action or inaction under or in respect of this Agreement or any other Loan Document, or any agreement or other document related thereto with respect to any other Borrower, or any exercise or nonexercise of any right, remedy, power or privilege under or in respect of any such agreement or instrument with respect to any other Borrower, or the failure to give notice of any of the foregoing to any other Borrower; (b) any invalidity or unenforceability, in whole or in part, of any such agreement or instrument with respect to any other Borrower; (c) any failure on the part of any other Borrower for any reason to perform or comply with any term of any such agreement or instrument; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to any other Borrower or its properties or creditors; or (e) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, with respect to any other Borrower. Each Borrower hereby waives any requirement of diligence or promptness on the part of the Agent or the Lenders in the enforcement of their respective rights hereunder or under any other Loan Document with respect to the obligations of itself or of the other Borrowers. Without limiting the foregoing, any failure to make any demand upon, to pursue or exhaust any rights or remedies against a Borrower, or any delay with respect thereto, shall not affect the obligations of the other Borrowers hereunder or under any other Loan Document.

14.9. The Company as Agent for Borrowers. Each Borrower hereby appoints the Company as its agent with respect to receiving and giving of any notices, requests, instructions, reports, schedules, revisions, financial statements or any other written or oral communications hereunder or under the other Loan Documents. The Company shall keep complete, correct and accurate records of all Loans and the application of proceeds thereof, all Letters of Credit and all payments in respect of Loans and other amounts due hereunder. The Company shall determine the allocation of proceeds of Loans among the Borrowers. The Agent and the Lenders are hereby entitled to rely on any communications given or transmitted by the Company as if such communication were given or transmitted by each and every Borrower; provided, however, that any communication given or transmitted by any Borrower other than the Company shall be binding with respect to such Borrower. Any communication given or transmitted by the Agent or any of the Lenders to the Company shall be deemed given and transmitted to each and every Borrower.

14.10. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
				      -52-
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
14.11. Judgment Currency. If for the purposes of obtaining a judgment in any court or obtaining an order enforcing a judgment it is necessary to convert any amount due from the Borrowers hereunder or under the Notes in the currency expressed to be payable herein or under the Notes (the "specified currency") into another currency, then the conversion shall be made at CoreStates' spot rate of exchange for buying the specified currency with such other currency, in accordance with normal banking procedures, prevailing at the close of business on the Banking Day next preceding the day on which the judgment is given or the order is made. In the event that there is a difference between the rate of exchange on the basis of which the amount of such judgment or order is determined and the rate of exchange prevailing on the date of payment, the Borrowers shall pay such additional amount as may be necessary to ensure that the amount paid is the amount of such other currency which permits the relevant Lender to purchase the amount of the specified currency due when such judgment or order is issued, in accordance with normal banking procedures, prevailing at the Lender's opening of business on the date of payment.

14.12.  GOVERNING LAW; AGREEMENT UNDER SEAL.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED
IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH
OF PENNSYLVANIA AND SHALL, UPON ACCEPTANCE BY THE
PARTIES HERETO, CONSTITUTE AN AGREEMENT UNDER SEAL
AMONG THE PARTIES.

14.13.  WAIVER OF JURY TRIAL.  THE LENDERS, THE
AGENT AND THE BORROWERS AGREE THAT NONE OF THEM
NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY
TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR
ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS
AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL
OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR
AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY
SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY
TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THE
PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY
DISCUSSED BY THE LENDERS AND THE BORROWERS, AND
THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.
NEITHER THE LENDERS NOR THE BORROWERS HAVE AGREED
WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS
OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL
INSTANCES.


14.14.  VENUE, CONSENT TO SERVICE OF PROCESS.  EACH
PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION
WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY,
THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR
FEDERAL COURT OF COMPETENT JURISDICTION IN THE
COMMONWEALTH OF PENNSYLVANIA IN ANY ACTION, SUIT OR
PROCEEDING OF ANY KIND AGAINST IT WHICH ARISES OUT OF
OR BY REASON OF THIS AGREEMENT, THE NOTES, ANY OTHER
LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED
HEREBY OR THEREBY, IRREVOCABLY AGREES TO BE BOUND
BY ANY FINAL JUDGMENT RENDERED BY ANY SUCH COURT IN
ANY SUCH ACTION, SUIT OR PROCEEDING IN WHICH IT SHALL
HAVE BEEN SERVED WITH PROCESS IN THE MANNER
HEREINAFTER PROVIDED, SUBJECT TO EXERCISE AND
EXHAUSTION OF ALL RIGHTS OF APPEAL AND TO THE EXTENT
THAT IT MAY LAWFULLY DO SO, WAIVES AND AGREES NOT TO
ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE,
IN SUCH ACTION, SUIT OR PROCEEDING ANY CLAIMS THAT IT
IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH
COURT, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM
ATTACHMENT OR EXECUTION, THAT THE ACTION, SUIT OR
PROCEEDING IS BROUGHT IN ANY INCONVENIENT FORUM OR
THAT THE VENUE THEREOF IS IMPROPER.
				      -53-
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
14.15. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

14.16. Counterparts. This Agreement may be signed in one or more counterparts each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

				      -54-
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
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

BORROWERS:

BOSTON TECHNOLOGY, INC.


By: /s/ Carol B. Langer
       ----------------
Name:  Carol B. Langer
Title:    SVP Finance & CFP


ENHANCED COMMUNICATIONS
CORPORATION


By: /s/ Carol B. Langer
       ----------------
Its:     Treasurer

AGENT AND LENDERS:

CORESTATES BANK, N.A., as
Agent and as a Lender



By: /s/ R. Thomas Esser
	----------------
Name: R. Thomas Esser
Title:   Vice President


SILICON VALLEY EAST, a
Division of Silicon Valley Bank; as a
Lender


By: /s/ Jane A. Braun
	--------------
Name:  Jane A. Braun
Title:    Vice President

SILICON VALLEY BANK, as a
Lender


By: /s/ Amy Young
       ----------
Name:   Amy Young
Title:    Assistant Vice President
(Signed at Santa Clara, California)

BANKBOSTON, N.A., as a Lender


By: /s/ John B. Desmond
       ----------------
Name:  John B. Desmond
Title:    Vice President


THE CHASE MANHATTAN
BANK, as a Lender


By: /s/ Roger A. Stone
       ---------------
Name:  Roger A. Stone
Title:    Senior Vice President